EXHIBIT 2.1

                         UNITED STATES BANKRUPTCY COURT
                              DISTRICT OF DELAWARE

--------------------------------

In re:                             Chapter 11
TV FILME, INC.,                    Case No. 00-342(PJW)

                  Debtor.

-------------------------------



                                  FIRST AMENDED
                              DISCLOSURE STATEMENT
                          PURSUANT TO SECTION 1125 OF
                              THE BANKRUPTCY CODE


February 29, 2000











                            KELLEY DRYE & WARREN LLP
                            Mark I. Bane (MB 4883)
                            Karen Ostad (KO 5596)
                            101 Park Avenue
                            New York, New York 10178
                            212) 808-7800

                            SAUL, EWING, REMICK & SAUL LLP
                            Norman L. Pernick (DE# 2290)
                            222 Delaware Avenue, Suite 1200
                            Wilmington, Delaware 19899
                            (302) 421-6824


                            COUNSEL TO THE DEBTOR AND DEBTOR IN POSSESSION

                               TABLE OF CONTENTS

I.       INTRODUCTION..........................................................1

         A.       What is Chapter 11?..........................................1

         B.       What is a Plan of Reorganization?............................1

         C.       What is a Disclosure Statement?..............................1

         D.       How Do I Vote?...............................................2

         E.       The Purpose of this Disclosure Statement.....................2

         F.       Representations..............................................3

         G.       Summary of the Plan..........................................3

                  1.       Generally...........................................3

                  2.       Classification and Treatment of
                           Claims and Interests................................4

II.      GENERAL INFORMATION...................................................5

         A.       Background Information.......................................5

                  1.       The Debtor and Its Subsidiaries.....................5

                  2.       Principal Liabilities and Stock Ownership
                           of the Debtor.......................................6

                  3.       Assets of the Debtor................................7

         B.       Significant Events Preceding the Commencement of the
                  Reorganization Case..........................................7

                  1.       The Failed Interest Payment and the Forbearance
                           Agreement...........................................7

                  2.       The Restructuring Agreement.........................8

         C.       Debtor's Chapter 11 Case....................................10

                  1.       Commencement of Chapter 11 Case....................10

                  2.       Other Matters......................................10

III.     GENERAL INFORMATION REGARDING THE PLAN...............................11

         A.       Introduction................................................11

         B.       Description of Individual Classes and the Treatment
                  of Each Class Under the Plan................................12

                  1.       Administrative Expense Claims......................12

                  2.       Priority Tax Claims................................13

                  3.       Class 1-- Priority Non-Tax Claims..................13

                  4.       Class 2-- Senior Secured Claims....................13

                  5.       Class 3-- General Unsecured Claims.................14

                  6.       Class 4-- Equity Interests in the Debtor...........14

         C.       Other Provisions Of The Plan................................14

                  1.       Implementation of the Plan.........................14

                  2.       Transfer and Gains Taxes; Encumbrances.............15

                  3.       Exchange of Secured Notes; Termination
                           of Indenture.......................................15

                  4.       Exchange of Equity Interests.......................15

                  5.       Appointment of Disbursing Agent....................15

                  6.       Distributions Under the Plan.......................16

                  7.       Conditions Precedent to Confirmation
                           of the Plan........................................17

                  8.       Conditions Precedent to the Effective Date
                           of the Plan........................................17

                  9.       Retention of Jurisdiction..........................18

IV.      EFFECTS OF CONFIRMATION OF THE PLAN..................................18

         A.       Discharge of Debtor.........................................18

         B.       Release From Claims and Liabilities.........................19

                  1.       Plan Releasees.....................................19

                  2.       Affiliate Releasees................................19

         C.       Injunction..................................................20

         D.       Possible Objections to Affiliate Releases
                  and Injunction..............................................20

         E.       Vesting of Property in Reorganized Debtor...................21

V.       INFORMATION ABOUT THE CLAIMS ALLOWANCE, OBJECTION AND
         ESTIMATION PROCEDURES................................................21

         A.       Allowance of Claims and Equity Interests....................21

         B.       Objections to Claims and Equity Interests...................21

         C.       Estimation of Claims for Distribution Purposes..............22

VI.      VOTING PROCEDURES....................................................22

         A.       Vote Required for a Class to Accept the Plan................22

         B.       Who May Vote................................................23

                  1.       Impaired Classes...................................23

                  2.       Classes that are not Impaired......................23

                  3.       Temporary Allowance of Claims or Equity
                           Interests for Voting Purposes......................23

                  4.       One Vote...........................................23

                  5.       Record Date for Voting Purposes....................23

         C.       Voting Procedures...........................................23

                  1.       Ballots............................................23

                  2.       Voting Deadline....................................24

                  3.       Brokerage Firms, Banks and Other Nominees..........24

                  4.       Other Signatories..................................24

                  5.       Waivers of Defects, Irregularities, etc............24

VII.     EXEMPTIONS FROM SECURITIES ACT REGISTRATION..........................25

         A.       The Solicitation............................................25

         B.       Issuance of New Secured Notes and New Equity Interests......25

VIII.    CERTAIN FEDERAL INCOME TAX CONSIDERATIONS............................26

         A.       Tax Consequences to Debtor..................................27

                  1.       Discharge of Indebtedness Income...................27

                  2.       Limitations of NOLs and Other Tax Attributes
                           of the Debtor......................................27

                  3.       Alternative Minimum Tax............................28

         B.       Federal Income Tax Consequences to Holders of Secured Notes
                  and Holders of Equity Interests.............................28

                  1.       Holders of Equity Interests........................28

                  2.       Holders of Secured Notes...........................28

         C.       Backup Withholding and Information Reporting for U.S.
                  Holders of Secured Notes and Holders of Equity
                  Interests...................................................30


         D.       Importance of Obtaining Professional Tax Assistance.........30

IX.      REQUIREMENTS FOR CONFIRMATION OF THE PLAN............................30

         A.       Section 1129(a).............................................30

                  1.       Classification of Claims and Interests.............30

                  2.       Best Interests of Creditors........................30

                  3.       Feasibility of the Plan............................31

                  4.       Directors of Reorganized Debtor....................31

                  5.       Management of the Reorganized Debtor...............31

                  6.       Acceptance by Impaired Classes.....................31

         B.       Cram Down of the Plan.......................................32

         C.       Risk Factors................................................32

                  1.       Risk of Non-Confirmation of the Plan...............32

                  2.       The New Secured Notes and New Equity Interests.....33

                  3.       Liquidity..........................................33

                  4.       Section 1146(c) Transfer Tax Exemption.............33

                  5.       Brazilian Government Approval......................33

         D.       Alternatives to Confirmation and Consummation of the Plan...33

                  1.       Continuation of the Reorganization Case............34

                  2.       Alternative Plans of Reorganization................34

                  3.       Liquidation Under Chapter 7........................34

X.       CONCLUSION...........................................................35

EXHIBIT 1  PLAN OF REORGANIZATION.............................................36

EXHIBIT 2  FORM 10K...........................................................37

EXHIBIT 3  FORM 10Q...........................................................38

EXHIBIT 4  LIQUIDATION ANALYSIS...............................................39

I.   INTRODUCTION

     TV Filme, Inc. (the "Debtor") submits this Disclosure Statement to the holders of Claims against the Debtor (collectively, the "Creditors") and the holders of Equity Interests in the Debtor in connection with (i) the solicitation of acceptances or rejections of the proposed First Amended Plan of Reorganization dated as of February 29, 2000 (the "Plan"), a copy of which is attached hereto as Exhibit 1 and (ii) the hearing to consider confirmation of the Plan (the "Confirmation Hearing") scheduled for April 10, 2000 at 9:30 a.m. Eastern Time. UNLESS OTHERWISE DEFINED HEREIN, ALL CAPITALIZED TERMS CONTAINED HEREIN SHALL HAVE THE MEANINGS ASCRIBED TO THEM IN THE PLAN.

     The Board of Directors of the Debtor has approved the Plan and recommends that all holders of impaired Claims and impaired Equity Interests entitled to vote submit ballots accepting the Plan and the transactions contemplated hereby.

     The Plan is based upon a Restructuring Agreement (the "Restructuring Agreement") dated as of January 24, 2000, among the Debtor and certain specified holders ("Specified Holders") of the Debtor's 12-7/8% Senior Notes due 2004 (the "Secured Notes"). PURSUANT TO THE RESTRUCTURING AGREEMENT, THE SPECIFIED HOLDERS, WHO HOLD OVER 65% OF THE OUTSTANDING SECURED NOTES, HAVE COMMITTED TO VOTE IN FAVOR OF THE PLAN AND UNANIMOUSLY RECOMMEND THE ACCEPTANCE OF THE PLAN BY ALL HOLDERS OF THE SECURED NOTES.

A.   WHAT IS CHAPTER 11?

     Chapter 11 is the principal reorganization chapter of the Bankruptcy Code. A chapter 11 case can be commenced in one of two ways: (i) through a voluntary petition filed by the debtor, or (ii) through an involuntary petition filed by creditors of the debtor. If the case is commenced through an involuntary petition, the involuntary case can be converted to a voluntary case if the debtor consents to the entry of an order for relief. The period between the filing of an involuntary petition and the entry of an order for relief is known as the "gap period." In a voluntary case under chapter 11, the debtor becomes a debtor in possession and is given a period of time within which to organize its affairs, to review its assets and obligations and to reorganize its business.

B.   WHAT IS A PLAN OF REORGANIZATION?

     The principal purpose of a chapter 11 case is to facilitate the formulation of a plan of reorganization which provides for the restructuring of a debtor's liabilities and the treatment of its equity interests. The Plan proposed by the Debtor provides for such a restructuring to be accomplished through the issuance of New Secured Notes and New Equity Interests in the Reorganized Debtor, and the distribution of Cash to Creditors.

C.   WHAT IS A DISCLOSURE STATEMENT?

     After a plan of reorganization has been proposed, the holders of claims against, or equity interests in, the debtor that are impaired by the terms of the plan and that are to receive distributions (in cash, securities or other property) under the plan are entitled to vote on whether to accept the proposed plan. The Bankruptcy Code requires disclosure of "adequate information" to all such voting creditors and equity holders by way of a disclosure statement before the debtor may solicit any votes on a plan. The Bankruptcy Code provides that a disclosure statement containing "adequate information" must contain "information of a kind, and in sufficient detail, as far as is reasonably practicable in light of the nature and history of the debtor and condition of the debtor's books and records, that would enable a hypothetical reasonable investor typical of holders of claims or interests of the relevant class to make an informed judgment about the plan."

     The Debtor presents this Disclosure Statement to the voting holders of Allowed Claims against and Allowed Equity Interests in the Debtor in order to provide each such voting holder with sufficient information to make an informed decision as to whether to accept or reject the Plan. The Debtor is also making this Disclosure Statement available to the holders of Administrative Claims, Priority Tax Claims, and General Unsecured Claims in order to provide such holders with additional information to evaluate the Plan.

D.   HOW DO I VOTE?

     Only persons holding Allowed Claims or Allowed Equity Interests in classes impaired under the terms of the Plan that are to receive a distribution or are agreeing to waive the right to receive a distribution from the Debtor are entitled to vote. The Debtor is soliciting the votes of holders of Allowed Claims in Class 2 and Allowed Equity Interests in Class 4. The classification of Claims is discussed in Section I.G.2. of this Disclosure Statement. Under the Plan, holders of Allowed Priority Non-Tax Claims and Allowed General Unsecured Claims in Classes 1 and 3 are unimpaired and are, therefore, conclusively presumed to have accepted the Plan without the need for a solicitation of their votes. Holders of Senior Secured Claims (Class 2) and Equity Interests (Class 4) are entitled to vote on the Plan.

     TO VOTE ON THE PLAN, A VOTING HOLDER OF AN ALLOWED CLAIM OR EQUITY INTEREST MUST COMPLETE THE BALLOT (THE "BALLOT") ENCLOSED WITH THIS DISCLOSURE STATEMENT AND MAIL OR DELIVER THE BALLOT SO THAT IT IS RECEIVED BY THE DEBTOR'S COUNSEL, KELLEY DRYE & WARREN LLP, 101 PARK AVENUE, NEW YORK, NEW YORK 10178, ATTN: JAY HEINRICH, ESQ. (TEL. (212) 808-5073) (THE "VOTING AGENT"), NO LATER THAN 4:00 P.M., EASTERN TIME, ON APRIL 6, 2000 (THE "VOTING DEADLINE").

                       FOR A DETAILED DISCUSSION OF VOTING
             PROCEDURES PLEASE REVIEW SECTION VI OF THIS DISCLOSURE
                     STATEMENT ENTITLED "VOTING PROCEDURES".

     Section 1129(a) of the Bankruptcy Code requires that each class of claims or interests that is impaired under a plan accept the plan, subject to the "cramdown" exception described below. A class of Claims or Equity Interests under the Plan will have accepted the Plan if the Plan is accepted by at least two-thirds in amount and more than one-half in number of the holders of Allowed Claims or Allowed Equity Interests in such class which actually cast ballots for acceptance or rejection of the Plan. Pursuant to the "cramdown" exception, a plan may be confirmed even if the plan is not accepted by all impaired classes, as long as at least one impaired class of claims has accepted the plan. The Plan may be confirmed under the cramdown provisions of the Bankruptcy Code if the Plan (i) does not discriminate unfairly, and (ii) is fair and equitable with respect to the classes which are impaired under, and which have not accepted, the Plan. The Debtor believes that the Plan satisfies these requirements and may be confirmed under section 1129(b) of the Bankruptcy Code. For more detailed information regarding cramdown, see Section IX.B. of this Disclosure Statement entitled "Cram Down of the Plan".

E.   THE PURPOSE OF THIS DISCLOSURE STATEMENT.

     The purpose of this Disclosure Statement is to provide holders of Allowed Claims and Allowed Equity Interests that are impaired by the terms of the Plan with adequate information to make an informed judgment with respect to the Plan prior to exercising their right to vote to accept or reject the Plan. This information includes, among other matters, a brief history of the Debtor, and a description of the Debtor's assets and liabilities, the distributions that will be made under the Plan and an explanation of how the Plan will be implemented.

     THE DISCLOSURE STATEMENT AND PLAN HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE BANKRUPTCY COURT, THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION. NOR HAS THE BANKRUPTCY COURT, THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THE PLAN OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THE DISCLOSURE STATEMENT. FURTHERMORE, ANY SUBSEQUENT APPROVAL BY THE BANKRUPTCY COURT OF THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE EITHER A GUARANTY OF THE ACCURACY OR COMPLETENESS OF THE INFORMATION CONTAINED HEREIN OR AN ENDORSEMENT OF THE PLAN BY THE BANKRUPTCY COURT.

     THE DEBTOR IS RELYING ON, AMONG OTHER THINGS, SECTION 1145 OF THE BANKRUPTCY CODE, TO EXEMPT FROM REGISTRATION PURSUANT TO THE SECURITIES ACT AND UNDER APPLICABLE STATE SECURITIES OR "BLUE SKY" LAWS, THE OFFER OF THE NEW SECURED NOTES AND NEW EQUITY INTERESTS WHICH MAY BE DEEMED TO BE MADE PURSUANT TO THE SOLICITATION OF ACCEPTANCES TO THE PLAN.

     ALL CREDITORS AND HOLDERS OF EQUITY INTERESTS ARE ENCOURAGED TO READ THIS DISCLOSURE STATEMENT AND ITS EXHIBITS CAREFULLY AND IN THEIR ENTIRETY BEFORE DECIDING TO VOTE EITHER TO ACCEPT OR REJECT THE PLAN. THE DISCLOSURE STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MORE SPECIFIC AND DETAILED INFORMATION SET FORTH IN THE PLAN. ANY PERCEIVED INCONSISTENCIES BETWEEN THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT AND THE TERMS OF THE PLAN ARE TO BE RESOLVED IN FAVOR OF THE ACTUAL TERMS OF THE PLAN AS SET FORTH THEREIN.

     THE ESTIMATES OF CLAIMS SET FORTH HEREIN MAY VARY FROM THE FINAL AMOUNTS OF CLAIMS ALLOWED BY THE BANKRUPTCY COURT. UNLESS OTHERWISE INDICATED, THE INFORMATION PRESENTED HEREIN IS UNAUDITED.

F.   REPRESENTATIONS.

     No representations or other statements concerning the Debtor are authorized other than those expressly set forth in this Disclosure Statement and the Plan. You should not rely upon any representations or inducements made to secure your acceptance of the Plan, other than those set forth in this Disclosure Statement and the Plan.

     The information presented herein was prepared by the Debtor and its professionals with financial and other information provided by the Debtor. Each Creditor and holder of an Equity Interest is urged to review the Plan in full prior to voting on it (if so entitled to vote) to ensure a complete understanding of the Plan and this Disclosure Statement.

     This Disclosure Statement is intended for the sole use of Creditors, holders of Equity Interests, and other parties in interest, and for the sole purpose of assisting such parties in making an informed decision about the Plan.

     THE DEBTOR BELIEVES THAT THE PLAN REPRESENTS THE BEST RECOVERIES TO CREDITORS AND HOLDERS OF EQUITY INTERESTS. THE DEBTOR, THEREFORE, BELIEVES THAT ACCEPTANCE OF THE PLAN IS IN THE BEST INTERESTS OF CREDITORS AND HOLDERS OF EQUITY INTERESTS, AND RECOMMENDS THAT CREDITORS AND HOLDERS OF EQUITY INTERESTS VOTE TO ACCEPT THE PLAN.

     THE SPECIFIED HOLDERS AND THE DEBTOR HAVE ENTERED INTO A RESTRUCTURING AGREEMENT WHEREBY SUCH PARTIES HAVE AGREED TO SUPPORT THE PLAN. IF THE REQUISITE VOTES ARE CAST IN FAVOR OF THE PLAN, AND THE EFFECTIVE DATE OF THE PLAN OCCURS, ALL CREDITORS AND HOLDERS OF EQUITY INTERESTS (INCLUDING THOSE WHO DO NOT SUBMIT BALLOTS TO ACCEPT OR REJECT THE PLAN) WILL BE BOUND BY THE PLAN AND THE TRANSACTIONS CONTEMPLATED THEREBY.

     IMPORTANT: THIS DISCLOSURE STATEMENT CONTAINS INFORMATION THAT MAY BEAR UPON YOUR DECISION TO ACCEPT OR REJECT THE PLAN. PLEASE READ THIS DOCUMENT WITH CARE.

G.   SUMMARY OF THE PLAN.

     1.   Generally.

     The following is a brief summary of the Plan. This summary is qualified in its entirety by reference to the provisions of the Plan. For a more detailed description of the terms and provisions of the Plan, see "General Information Regarding the Plan" at Section III of this Disclosure Statement and review the Plan itself which is Exhibit 1 hereto. To implement the Plan, the Debtor will form a new Cayman Islands entity (the "Reorganized Debtor") to which the Debtor will transfer its Assets and which will be the successor in interest to the

Debtor upon the Effective Date. The Reorganized Debtor will contribute as equity to its subsidiary, ITSA, such portion of an existing inter-company note owed to it by ITSA (the "ITSA Note") equal to $105 million less an amount equal to the amount of the fee, if any, imposed by the Central Bank of Brazil (the "Central Bank") in connection with the Central Bank's approval of the debt restructuring contemplated by the Plan (the "Central Bank Fee"). The terms of the remaining amount due on the ITSA Note, which remaining amount will equal $35 million plus an amount equal to the amount of the Central Bank Fee, will be amended and restated, and new notes ("New Secured Notes") in the aggregate principal amount of $35 million plus an amount equal to the amount of the Central Bank Fee (the "New Note Amount") will be issued to the Reorganized Debtor which will then assign the New Secured Notes to holders of the Secured Notes, together with (i) $25 million in Cash and (ii) 80% of the New Equity Interests in the Reorganized Debtor. Allowed General Unsecured Claims, if any, will receive payment in full in Cash, the Debtor's management will receive 15% of the New Equity Interests and holders of Allowed Equity Interests will receive 5% of the New Equity Interests.

     2.   Classification and Treatment of Claims and Interests.

     The following is a brief summary of the treatment of holders of Claims against, and Equity Interests in, the Debtor under the Plan and should not be relied on for voting purposes. This summary does not purport to be complete. A more complete description of the Plan is provided in Section III.B. of this Disclosure Statement, "Description of Individual Classes and the Treatment of Each Class Under the Plan."

     The Bankruptcy Code does not require administrative and certain other priority claims to be classified under a plan of reorganization. Accordingly, Administrative Expense Claims and Priority Tax Claims are not classified in the Plan. The Plan categorizes into four (4) classes certain Claims against, and Equity Interests in, the Debtor. In addition, the Plan specifies the manner in which the Claims and Equity Interests in each class are to be treated. HOLDERS OF CLAIMS AGAINST AND EQUITY INTERESTS IN THE DEBTOR ARE URGED TO READ THE PLAN AND MAY WISH TO CONSULT WITH LEGAL COUNSEL WITH RESPECT THERETO.

     The table below provides a summary of the classification and treatment of Claims and Equity Interests under the Plan. Total Claims represent the Debtor's best estimate of Allowed amounts. Since there has not yet been a bar date established for Creditors and holders of Equity Interests and any Claim estimation and reconciliation procedure will be an ongoing process in the Reorganization Case, the actual amount of the Claims may vary from the Debtor's estimate. Reference should be made to the terms and provisions of this Disclosure Statement in their entirety and the full version of the Plan for a complete description of the classification and treatment of Claims and Equity Interests. The outcome of various issues described herein and therein will affect the ultimate Allowed amounts and classification of Claims and Equity Interests.

Classes and Claim Types                  Treatment of Classes of Claims
Administrative Expense             Paid in full, in Cash, on the Effective Date,
Claims (Unclassified)              unless paid on otherwise agreed terms.    See
Total Claims:                      Section III.B.l.
Approx. $6,500,000

Priority Tax Claims (Unclassified) Paid in full, in Cash, on the Effective Date,
Total Claims:                      unless paid on otherwise agreed terms.    See
Approx. $-0-                       Section III.B.2.

Class 1                            Unimpaired.
Priority Non-Tax Claims            Paid in full, in Cash, on the Effective Date,
Total Claims:                      unless paid on otherwise agreed terms.    See
Approx. $-0-                       Section III.B.3.

Class 2                            Impaired.
Senior Secured Claims              In exchange  for  the  Secured Notes,  on the
Total  Claims:                     Effective Date, as   soon   thereafter  as is
$140,000,000, plus all interest practicable, each holder of an Allowed Class accrued under Indenture from and 2 Senior Secured Claim will receive, up to after December 15, 1998 through the full amount of its Allowed Senior
the Petition Date.                 Secured Claim, its   Ratable  Portion  of (a)
                                   $25 million in Cash, (b) New Secured Notes in
                                   the aggregate  principal  amount   of the New
                                   Note Amount  and (c) 80% of the  New   Equity
                                   Interests. All Deficiency Claims pursuant to the Secured Notes shall be extinguished under section 1111(b) (1) (A) (i) of the Bankruptcy
                                   Code.  See Section III.B.4.

Class 3                            Unimpaired
General Unsecured Claims           Unless a holder of an Allowed Unsecured Claim
Total Claims:                      agrees  to  a different treatment,  the  Plan
Approx.  $-0-                      leaves such  Claims  unimpaired  pursuant  to
                                   section  1124(2)  of  theBankruptcy Code. See
                                   Section III.B.5

Class 4                            Impaired.
Equity Interests                   In exchange for the Equity Interests,  on the
                                   Effective Date, or as soon thereafter as is practicable, each holder of an Allowed Class
                                   4 Equity  Interest  will  receive its Ratable
                                   Portion of 5% of the New Equity Interests See
                                   Section III.B.6.


II.  GENERAL INFORMATION

     This part of the Disclosure Statement provides general information about the Debtor.

A.   BACKGROUND INFORMATION.

     1.   The Debtor and Its Subsidiaries.

     The Debtor is a corporation organized under the laws of the State of Delaware. In connection with an initial public offering of its common stock, the Debtor was formed in April 1996 to become the holding company of and successor to ITSA-Intercontinental Telecomunicacoes Ltda. ("ITSA"), a Brazilian company, and its subsidiaries. Annexed hereto as Exhibit 2 is a copy of the Debtor's Form 10K for the fiscal year ended December 31, 1998 filed with the SEC. Annexed hereto as Exhibit 3 is a copy of the Debtor's Form 10Q for the quarter ended September 30, 1999 filed with the SEC.

     The Debtor's interests in ITSA are held as follows: (i) 29.09% of ITSA is owned by the Debtor; (ii) 70.9% of ITSA is owned by the Debtor's wholly-owned subsidiary, TV Filme of Cayman Ltd., a Cayman Island company ("TV Filme of
Cayman"); and (iii) .01% of ITSA is owned by the Debtor's wholly-owned subsidiary, TV Filme Sub Inc., a Delaware corporation ("TV Filme Sub").

     ITSA and its subsidiaries (collectively, the "Subsidiaries") develop, own and operate pay television systems in markets in Brazil. The Debtor's material subsidiaries are as follows: TV Filme Brasilia Servicos de Telecomunicacoes Ltda., TV Filme Belem Servicos de Telecomunicacoes Ltda., TV Filme Goiania

Servicos de Telecomunicacoes Ltda. and TV Filme Sistemas Ltda. The Subsidiaries provide wireless cable operating systems in the cities of Brasilia, Goiania, Belem and Campina Grande and hold licenses to operate pay television systems in six additional markets in Brazil.

     2. Principal Liabilities and Stock Ownership of the Debtor.

     a. General Description of the Secured Notes. The Debtor's liabilities consist principally of the 12-7/8% Senior Notes due 2004 (the "Secured Notes") issued in the principal amount of $140 million pursuant to an Indenture dated as of December 20, 1996 (the "Indenture") between the Debtor and IBJ Schroeder Bank and Trust Company ("IBJ") as Indenture Trustee. Thereafter, IBJ changed its name to IBJ Whitehall Bank and Trust Company. On October 6, 1999, the Bank of New York acquired the corporate trust assets of IBJ and now serves as successor Indenture Trustee under the Indenture (the "Indenture Trustee"). The Indenture governs the issuance of the Secured Notes, the rights of the holders, the rights and duties of the Indenture Trustee, and the rights and obligations of the Debtor with respect to the Secured Notes.

     The Secured Notes provide for the payment of interest at the rate of 12-7/8% semi-annually in arrears on June 15 and December 15 of each year beginning on June 15, 1997. The stated maturity date of the Secured Notes is December 15, 2004. As of October 31, 1999, the outstanding principal and interest due and owing on the Secured Notes was approximately $155,771,875. The Secured Notes are the direct, unsubordinated, secured and non-recourse obligations of the Debtor.

     The Indenture contains covenants restricting the Debtor from taking certain actions such as incurring additional indebtedness other than the Secured Notes. The Indenture also (i) restricts the Debtor from merging into or consolidating with any other corporation, or transferring the Debtor's properties and assets to any person or entity except certain Subsidiaries; (ii) requires that the Debtor cause to be provided to the Indenture Trustee the Debtor's financial statements on an annual basis; and (iii) provides for certain Events of Default (as defined in the Indenture). The descriptions herein of the Secured Notes and the Indenture are qualified in their entirety by reference to the Secured Notes, the Indenture and the other documents referenced in the Indenture. Copies of the Indenture are available to the holders of Secured Notes from the Indenture Trustee or the Debtor's attorneys upon request and at the expense of the requesting holder.

     There is currently no established market for the Debtor's debt securities.

     For a detailed disclosure of all transactions between Debtor and insiders of the Debtor, see Debtor's Annual Report on Form 10-K for the year ended December 31, 1998, Item 12. "Security Ownership of Certain Beneficial Owners and Management" on page 42 and Item 13. "Certain Relationships and Related Transactions" on page 44. The only relevant update to the information presented in Item 12 is that Alvaro J. Aguirre, who is no longer an officer or director of the Debtor, has since sold all 9,294 shares of Common Stock and is no longer a stockholder of the Debtor. The only relevant update to the information presented in Item 13 is that, in the year ended December 31, 1999, TVA Sistema and its affiliates derived revenues from Debtor in the aggregated approximate amount of $7.6 million. No insiders are party to any material litigation.

     From July 30, 1996 to February 4, 1999, the Debtor's common stock, $0.01 par value per share (the "Common Stock"), was quoted on the Nasdaq National Market ("Nasdaq") under the symbol "PYTV." Effective February 4, 1999, the Common Stock was delisted from Nasdaq based on the Debtor's inability to comply with certain requirements for continued listing, including the net tangible assets and minimum bid price requirements. Following delisting, the Common Stock has been listed on the OTC Bulletin Board, sporadically traded in the over-the-counter-market and reported in the "pink sheets." The OTC Bulletin Board is a controlled quotation service that offers real-time quotes, last-sale prices and volume information in over-the-counter equity securities.

     The OTC Bulletin Board stock summaries are compiled only once a year and are not updated throughout the year. The following table reflects the high and low sale prices for the Common Stock, as reported by the OTC Bulletin Board and Nasdaq, for the periods indicated:

                                                         High                Low

                                                              (Per Share)
           OTC Bulletin Board
           1999.....................................$    1-5/8          $    1/8

           Nasdaq National Market

           1998
           Fourth Quarter...........................$    2-1/8          $    1/4
           Third Quarter............................     4                   7/8
           Second  Quarter..........................     5                 1-7/8
           First  Quarter...........................     5-7/8             2-3/4

     On February 23, 2000, there were 10,824,594 shares of the Debtor's Common Stock outstanding, and approximately 17 stockholders of record of the Common Stock.


     b. Collateral for the Secured Notes. The Debtor's obligations under the Secured Notes are secured by the Debtor's pledge of an intercompany note in the principal amount of $140 million from ITSA to the Debtor (the "ITSA Note").

     In addition, the obligations under the Secured Notes are guaranteed by ITSA. ITSA's guaranty of the Secured Notes is secured by ITSA's collateral assignment of the Pledged Securities (as defined in the Indenture) owned by ITSA.

     Each of TV Filme Brasilia Servicos de Telecomunicacoes Ltda., TV Filme Goiania Servicos de Telecomunicacoes Ltda. and TV Filme Belem Servicos de Telecomunicacoes Ltda. executed and delivered a Subsidiary Guarantee as defined in the Indenture.

     c. Use of Proceeds of Secured Notes. The proceeds of the Secured Notes ($140 million) were loaned by the Debtor to ITSA, as evidenced by the ITSA Note. Approximately $33.5 million of such proceeds were used by ITSA to purchase the Pledged Securities, which were comprised of U.S. government securities. The principal and interest earned from the Pledged Securities was used to pay the first four scheduled interest payments on the Secured Notes, the last payment of which occurred on December 15, 1998.

     3. Assets of the Debtor.

     The ITSA Note, the Debtor's stock in ITSA, and the Debtor's stock in the Subsidiaries set forth in Schedule 1 to the Plan, constitute the principal assets of the Debtor. As earlier noted, the Indenture Trustee is the collateral assignee of the ITSA Note.

B.   SIGNIFICANT EVENTS PRECEDING THE COMMENCEMENT OF THE REORGANIZATION CASE.

     1. The Failed Interest Payment and the Forbearance Agreement.

     During 1998 and the first quarter of 1999, the Debtor and its Subsidiaries faced significant challenges that ultimately affected the Debtor's ability to pay interest on the Senior Notes. The Brazilian government's delay in granting wireless cable television licenses, the instability in emerging markets, the devaluation of the Brazilian currency, the real, and the resulting decline in consumer spending on wireless cable television in the markets in which ITSA and the Subsidiaries provide services, significantly impacted the Debtor's business plan and its ability to service its indebtedness under the Indenture and continue as a going concern. While the Debtor decided to commence discussions with holders of the Senior Notes to pursue a comprehensive financial and operational restructuring plan, the Debtor failed to make the required interest payment on the Secured Notes on June 15, 1999.

     The Indenture provides that failure to pay interest on the Secured Notes, if not cured within 30 days of such failure, constitutes an Event of Default under Section 6.1(b) of the Indenture. Section 6.2 of the Indenture provides that upon the occurrence of an Event of Default, holders of at least 25% in principal amount of the outstanding Secured Notes may declare the unpaid principal of, and any accrued interest on, all the Secured Notes to be due and payable immediately.

     Shortly after June 15, 1999, the Debtor requested a meeting with certain holders of the Secured Notes. The Debtor also requested that pending discussions on the possible restructuring of the Debtor's obligations under the Secured Notes, such holders forbear from enforcing any right to accelerate the amounts due on the Secured Notes and from enforcing any other rights and remedies under the Indenture. Such agreements to forbear were originally evidenced by forbearance agreements among the Debtor and three holders of the Secured Notes who collectively held approximately 54% of the principal amount of the Secured Notes and who together with certain other holders of the Secured Notes formed an unofficial committee of Noteholders (the "Ad Hoc Noteholders' Committee") to represent the interests of the holders of the Secured Notes.

     2. The Restructuring Agreement

     After negotiations between the Debtor, the Ad Hoc Noteholders' Committee, and other interested parties regarding restructuring of the Debtor's obligations, the Debtor and the Specified Holders entered into a Restructuring Agreement, a copy of which is annexed to the Plan as Exhibit B. In addition, the Specified Holders who are signatories to the Restructuring Agreement have agreed that so long as the Debtor is in compliance with the terms of the Restructuring Agreement, they will forbear (and cause the Indenture Trustee to forbear) from exercising their rights under the Secured Notes, the Indenture, applicable law or otherwise, with respect to any default in existence or arising under the Secured Notes or the Indenture during the term of the Restructuring Agreement. The holders of the Secured Notes who participated in negotiations leading to the Restructuring Agreement and are signatories to the Restructuring Agreement are Resurgence Asset Management LLC and Romulus Holdings, Inc. Both the pre-petition and post-petition fees and expenses of the professionals for the Ad Hoc Noteholders' Committee are being paid by the Debtor. The Ad Hoc Noteholders' Committee retained Jones Day Reavis & Pogue as counsel, and Chanin Capital Partners as financial advisors. Prior to the Debtor's bankruptcy filing, the Debtor paid approximately $1,165,232.30 in professional fees and expenses incurred on behalf of the Ad Hoc Noteholders' Committee. Pursuant to the pre-petition agreement entered into by the Debtor with Chanin Capital Partners, upon confirmation of the Plan, Chanin Capital Partners will be entitled to a success fee of 0.75% of the face amount of the Debtor's existing debt securities that are restructured, against which any fees it has received (except the first $300,000), or will receive, will be applied. In addition, the Plan provides that all reasonable post-petition fees and expenses incurred by Jones Day Reavis & Pogue and Chanin Capital Partners on behalf of the Ad Hoc Noteholders' Committee will be paid by the Debtor. The Debtor had retained BT Alex Brown, (now Deutche Banc Alex Brown), which was later joined by Lazard Freres & Co., LLC, as the Debtor's financial advisors. Under the terms of such retention, the Debtor's financial advisors will be entitled to a success fee of 1.5% of the face amount of the Debtor's existing debt securities that are restructured.

     The Plan and the Disclosure Statement, and the Restructuring Agreement discussed below, have been reviewed and negotiated extensively by the Debtor with the Ad Hod Noteholders' Committee. The Indenture Trustee has also reviewed and commented on these documents but played no substantive role in the formulation of the Plan or related documents. While the Ad Hoc Noteholders' Committee and its counsel act solely on behalf of the members of such committee, it has been the view of the Debtor that the Ad Hoc Noteholders' Committee's views and positions are generally representative of those of the holders of the Secured Notes.

     The Debtor has been advised that the holders of Secured Notes who have executed the Restructuring Agreement own at least sixty-five percent (65%) of the Secured Notes, and thus these holders alone practically satisfy the dollar portion of the requisite majority necessary for Plan approval by the Class of holders of Secured Notes. There is no assurance, however, that the Debtor will obtain votes in sufficient number and dollar amount from the holders of Secured Notes, as required by section 1126 (c) of the Bankruptcy Code, to obtain acceptance of the Plan by such Class or otherwise to satisfy the requirements for confirmation of the Plan under section 1129(a) of the Bankruptcy Code.

     The interests of shareholders in reaching the Restructuring Agreement was represented by the insider shareholders, who comprise approximately ninety (90%) percent of the old shares of the Debtor. Non-insider shareholders did not participate in any negotiations.

     ALL HOLDERS OF CLAIMS AND EQUITY INTERESTS ARE ENCOURAGED TO REVIEW THE RESTRUCTURING AGREEMENT IN ITS ENTIRETY.

     The Restructuring Agreement provides, among other things:

     (i) The Specified Holders approve of and agree to support the Bankruptcy Court's approval of the form and substance of the Plan and Disclosure Statement and the exhibits thereto;

     (ii) Upon Bankruptcy Court approval of the adequacy of the Disclosure Statement, the Specified Holders agree to vote in favor of the Plan;

     (iii) Unless the Termination Event occurs (which is defined as failure by the Debtor to obtain confirmation of the Plan within 120 days of the Petition
Date), the Specified Holders and their assignees agree to forbear (and to cause the Indenture Trustee to forbear) from enforcing their rights and remedies under the Secured Notes and the Indenture;

     (iv) Upon the Effective Date, the Specified Holders agree to underwrite and ensure the availability of a $10 million secured line of credit (the "Exit Financing") to the Reorganized Debtor. The terms of the Exit Financing are as follows:

o    Maturity: twelve months from the Effective Date of the Plan.

o    Interest: 15% annual interest rate, payable monthly, in cash.

o    Fees:

          (a) $400,000 (U.S.) up-front underwriting fee to be paid on the Effective Date of the Plan pro rata to the Specified Holders, as underwriters;

          (b) $100,000 (U.S.) up-front administration fee to be paid on the Effective Date of the Plan to Resurgence Asset Management LLC, as administrator of the Exit Financing; and

          (c) $300,000 (U.S.) facility fee to be paid only upon the initial draw down, payable to the Exit Financiers on a pro rata basis.

o Each draw down on the Exit Financing will require the prior approval of the board of directors of the Reorganized Debtor.

o Security: The Exit Financing will be secured on a pari passu basis with the New Secured Notes.

o Participation: Each holder of in excess of $1 million in principal amount of Secured Notes may participate on a pro rata basis in the Exit Financing if such party commits to do so in writing at least five (5) business days prior to the Confirmation Hearing. Participating holders of Secured Notes who commit to and actually loan the Debtor a pro rata portion of the Exit Financing are referred to as the "Exit Financiers."

o Documentation: The loan, security and other documentation relating to the Exit Financing will be negotiated and finalized by the parties on or prior to the hearing on confirmation of the Plan.

     (v) The Specified Holders agree to the terms of employment agreements to be entered by the Reorganized Debtor and certain key employees on the Effective Date, which agreements are annexed as exhibits to the Restructuring Agreement;

     (vi) The Debtor agrees to restrictions on incurring indebtedness and on certain transfers of its assets; and

     (vii) The Debtor agrees to use its best efforts to seek expeditious approval of the Disclosure Statement and confirmation of the Plan.

C.   DEBTOR'S CHAPTER 11 CASE.

     1. Commencement of Chapter 11 Case.

     On January 26, 2000, (the "Petition Date") the Debtor commenced the Reorganization Case by filing with the Bankruptcy Court a petition for relief under chapter 11 of the Bankruptcy Code.

     a. First-Day Orders. On or about the Petition Date, the Debtor submitted the following motions and orders for Bankruptcy Court approval:

          o    Motion for Order Fixing Bar Date for Filing Proofs of Claim.

          o    Motion  for Order  Fixing  Date,  Time and Place for a Hearing to
               Consider   Approval   of   Disclosure   Statement,   Solicitation
               Procedures and Confirmation of Plan of Reorganization.

          o Motions for Orders Authorizing Retention of Professionals for the Debtor.

     b. Retention of Professionals. The Bankruptcy Code provides that the retention of attorneys and other professionals must be approved by the Bankruptcy Court. Prior to, or shortly after, approval of this Disclosure Statement, the Debtor has retained or intends to retain the following professionals in the Reorganization Case:

          (i)  Kelley Drye & Warren LLP as bankruptcy counsel;

          (ii) Saul Ewing Remick & Saul LLP as local bankruptcy counsel in Delaware;

          (iii) Financial advisors to the Debtor;

          (iv) Accountants for the Debtor; and

          (v) Such other professionals as the Debtor may deem necessary or appropriate.

     In addition, the Debtor anticipates that the United States Trustee may eventually appoint an Official Committee of Creditors ("Creditors' Committee") in this case which will likely submit its own "first day orders," along with supporting applications, to the Bankruptcy Court on or after the Petition Date. These orders would possibly include, among others, (i) an order authorizing the retention of Jones, Day, Reavis & Pogue as counsel to the Creditors' Committee and (ii) an order authorizing the retention of Chanin Capital Partners as financial advisor to the Creditors' Committee. As set forth in the Restructuring Agreement, the Specified Holders have agreed to use their best efforts to be appointed to the Creditors' Committee. At this point, however, the United States Trustee has indicated that it will not appoint a Creditors' Committee.

     2. Other Matters.

     a. Executory Contracts and Unexpired Leases. The Plan constitutes and incorporates a motion by the Debtor to reject, as of the Confirmation Date, all executory contracts and unexpired leases to which the Debtor is a party, except for any executory contract or unexpired lease that (a) is identified on Schedule 2 to the Plan (which executory contracts and unexpired leases are expressly assumed); (b) has previously been assumed pursuant to a Final Order, or (c) is the subject of a separate motion filed by the Debtor pursuant to section 365 of the Bankruptcy Code which is pending on the Effective Date.

     b. Schedules, Bar Date and Objections to Claims.

     (i) Schedules. On or about the Petition Date, the Debtor filed the Schedules with the Bankruptcy Court. Subsequent amendments of the Schedules may be necessary throughout the pendency of the Reorganization Case.

     (ii) Bar Date. The Bankruptcy Court has entered an order (the "Bar Order") establishing February 28, 2000 as the last date by which all proofs of claim or proofs of interest must be filed (the "Bar Date"). Pursuant to the Bar Order:
(a) proofs of claim need not be filed by Creditors whose Claims are listed on the Debtor's Schedules in the correct dollar amount and classification (i.e., secured, unsecured, priority) and are not listed as "disputed," "contingent" or "unliquidated;" and (b) proofs of interest need not be filed by holders of Equity Interests whose interests are registered in the official records of the Debtor's stock transfer agent. The Indenture Trustee will file a proof of claim on behalf of all holders of the Secured Notes based upon the principal and interest due on the Secured Notes.

     (iii) Objections to Claims and Equity Interests. As soon as practicable after the Bar Date, a notice of dispute shall be sent by the Debtor to the holders of any Claims or Equity Interests that the Debtor believes should not be Allowed, in whole or in part. The Debtor will evaluate all filed proofs of claim to determine whether a notice of dispute should be sent. Unless otherwise provided herein or by order of the Bankruptcy Court, all objections to Claims or Equity Interests shall be filed and served on or before the Confirmation Date (except with respect to any claim filed by a governmental unit which deadline for the filing of any objections thereto shall be two hundred ten (210) days after the Effective Date). The Debtor or the Reorganized Debtor, as applicable, shall have the authority (i) to file and litigate objections to Disputed Claims and (ii) to settle or withdraw any objections to Claims and Equity Interests upon approval of the Bankruptcy Court under Rule 9019 of the Bankruptcy Rules.

III. GENERAL INFORMATION REGARDING THE PLAN

A.   INTRODUCTION.

     The following is qualified in its entirety by reference to the provisions of the Plan, a copy of which is annexed to this Disclosure Statement as Exhibit 1 (together with Exhibits A and B thereto).

     In general, a chapter 11 plan of reorganization (i) divides claims and equity interests into separate classes, (ii) specifies the property that each class is to receive under the plan, and (iii) contains other provisions necessary to the reorganization of the debtor. For purposes of this Disclosure Statement, the terms "Creditor" and "holder of an Equity Interest" refer to the holder of a "Claim" or "Equity Interest," respectively, in a particular class under the Plan. This Disclosure Statement (and the related Ballots and other materials delivered together herewith) are being furnished to impaired classes of Creditors and holders of Equity Interests that are entitled to vote to accept or reject the Plan. Classes 2 and 4 are impaired classes under the Plan and are entitled to vote.

     A chapter 11 plan may specify that certain classes of claims or equity interests are to remain unchanged by the reorganization effectuated by such plan. Such classes are referred to as "unimpaired" and because of such favorable treatment are deemed to accept the plan. Accordingly, under section 1126(f) of the Bankruptcy Code it is not necessary to solicit acceptances from the holders of claims or equity interests in such unimpaired classes. Under the Plan, Classes 1 and 3 are unimpaired and, therefore, are not entitled to vote on the Plan. A chapter 11 plan also may specify that certain classes will not receive any distribution of property. Under section 1126(g) of the Bankruptcy Code, such classes are deemed to reject the plan and, therefore, need not be solicited to vote to accept or reject the plan. Under the Plan, no Class is deemed to have rejected the Plan.

     The Effective Date of the Plan will occur on the later of eleven days after the Confirmation Date if no stay of the Confirmation Order is then in effect, or such other date as is fixed from time to time after the Confirmation Date by the Debtor by filing a notice thereof with the Bankruptcy Court; but in no event shall the Effective Date occur earlier than the date on which all of the conditions precedent to the occurrence of the Effective Date set forth in
Section 11.2 of the Plan have been satisfied or waived.

B. DESCRIPTION OF INDIVIDUAL CLASSES AND THE TREATMENT OF EACH CLASS UNDER THE PLAN.

     Section 1122 of the Bankruptcy Code provides that a plan of reorganization must designate classes of claims and interests, each of which must contain only substantially similar claims or interests. The Plan provides for the payment of certain Administrative Expense Claims and Priority Tax Claims that, consistent with section 1123(a) (1) of the Bankruptcy Code, are not included in any Class of Claims or Equity Interests.

     The treatment of Administrative Expense Claims, Priority Tax Claims and each of the Classes under the Plan is described below. Distributions to holders of Allowed Claims are in full settlement, release and discharge of such Claims and all other Claims of such holders and any rights of subordination among Creditors, directly or indirectly relating to or arising out of the transactions, agreements or instruments upon which such Claims were based.

     A brief description, qualified in all respects by reference to the Plan itself, of Administrative Expense Claims, Priority Tax Claims and each Class of Claims and Equity Interests and their respective treatment under the Plan is as follows:

     1. Administrative Expense Claims.

     Administrative Expense Claims are Claims that are accorded priority treatment pursuant to section 503(b) (1) of the Bankruptcy Code. These are Claims arising in connection with the actual and necessary costs of preserving the assets of the Debtor's estate. The Plan provides that all Administrative Expense Claims, which consist primarily of compensation for services rendered in connection with the Reorganization Case and liabilities incurred in the ordinary course of the Debtor's business during the Reorganization Case, accrued on or prior to, but unpaid as of, the Effective Date, will be entitled to be paid, in Cash, in full on the Effective Date. All requests for compensation or reimbursement for services rendered and expenses incurred prior to the Effective Date must be approved by the Bankruptcy Court after a hearing on notice as provided under the Bankruptcy Code.

     As set forth in Section II.C. of this Disclosure Statement, the Debtor and the Creditors' Committee, if any, will seek to retain attorneys and other professionals to assist them during the course of the Reorganization Case. Pursuant to section 330 of the Bankruptcy Code, the Bankruptcy Court may allow payment to these professionals for the services performed by them and reimbursement of expenses incurred in connection therewith. Pursuant to section 503(b) (1) of the Bankruptcy Code, the Claims of such professionals for payment constitute Administrative Expense Claims. Additionally, under section 503(b) of the Bankruptcy Code, Creditors and their counsel who have made a "substantial contribution" in the Reorganization Case may seek reimbursement of their fees and expenses from the Debtor's estate by applying to the Bankruptcy Court.

     Also included among the Administrative Expense Claims are the Claims of the Indenture Trustee for any actual and necessary fees and expenses incurred by the Indenture Trustee pursuant to the Indenture (whether before or after the Petition Date) through and including the Effective Date, to the extent that such amounts have not been paid to the Indenture Trustee during the Reorganization Case, as well as the post-Petition Date fees and expenses of the professionals retained by the Ad Hoc Noteholders' Committee.

     Pursuant to section 1129(a)(9)(A) of the Bankruptcy Code, each holder of an Administrative Expense Claim accrued on or prior to, but unpaid as of, the Effective Date which is allowed by the Bankruptcy Court will be paid in full, in Cash, on the Effective Date, unless the holder of such a Claim has agreed to different treatment. Allowed Administrative Expense Claims will be paid from Distributable Cash.

     Administrative   Expense  Claims  are  estimated  to  total   approximately
$6,500,000.00.

     2. Priority Tax Claims.

     Priority Tax Claims are unsecured tax Claims that are accorded priority pursuant to section 507(a)(8) of the Bankruptcy Code. The taxes entitled to such priority are (i) taxes on income or gross receipts that meet the requirements set forth in Bankruptcy Code section 507(a)(8)(A); (ii) property taxes meeting the requirements of Bankruptcy Code section 507(a)(8)(B); (iii) taxes that were required to be collected or withheld by the Debtor and for which the Debtor is liable in any capacity as described in Bankruptcy Code section 507(a)(8)(C);
(iv) employment taxes on wages, salaries, or commissions that are entitled to priority pursuant to Bankruptcy Code section 507(a)(3), to the extent that such taxes also meet the requirements of Bankruptcy Code section 507(a)(8)(D); (v) excise taxes of the kind specified in Bankruptcy Code section 507(a)(8)(E); (vi) customs duties arising out of the importation of merchandise that meet the requirements of Bankruptcy Code section 507(a)(8)(F); and (vii) prepetition penalties related to any of the foregoing tax Claims to the extent such penalties constitute compensation for actual pecuniary loss as provided for in Bankruptcy Code section 507(a)(8)(G).

     Pursuant to section 1129(a) (9) (C) of the Bankruptcy Code, each holder of a Priority Tax Claim which is allowed by the Bankruptcy Court will be paid in full, in Cash, on the Effective Date, unless the holder of such Claim has agreed to a different treatment.

     The Debtor does not believe that there are any Priority Tax Claims.

     3. Class 1 -- Priority Non-Tax Claims.

     Priority Non-Tax Claims are Claims entitled to priority under section 507(a) of the Bankruptcy Code, other than Administrative Expense Claims described in section 507(a)(1) of the Bankruptcy Code and Priority Tax Claims described in section 507(a)(8) of the Bankruptcy Code. Priority Non-Tax Claims, to the extent that such Claims are entitled to priority under section 507(a) of the Bankruptcy Code, include Claims for wages, salaries and commissions (up to $4,300 per individual) earned within 90 days before the Petition Date.

     The Plan provides that Allowed Priority Non-Tax Claims will be paid in full, in Cash, on the Effective Date.

     Priority Non-Tax Claims are unimpaired.

     The Debtor does not believe that there are any Priority Non-Tax Claims.

     4. Class 2 -- Senior Secured Claims.

     Senior Secured Claims are Secured Claims governed by, arising under, or related to, the Indenture or evidenced by any of the Secured Notes. The Debtor's obligation to holders of the Senior Secured Claims is secured by the Debtor's assignment of the ITSA Note.

     The Plan provides that:

     a. By virtue of an affirmative vote in favor of the Plan, holders of Senior Secured Claims will be making an election pursuant to section 1111(b)(2) of the Bankruptcy Code to treat their entire claim as a Senior Secured Claim. The Senior Secured Claims against the Debtor shall be deemed to be Allowed Claims as of the Petition Date in an amount equal to $140,000,000 plus all interest accrued from and after December 15, 1998 through the Petition Date. By operation of section 1111(b) (1) (A) (i) of the Bankruptcy Code, any Deficiency Claim relating to the Senior Secured Claims shall be extinguished.

     b. On the Effective Date or as soon as practicable thereafter, in exchange for the Secured Notes, each holder of a Secured Note shall received its Ratable Portion of (i) $25 million in Cash, (ii) New Secured Notes in the aggregate principal amount of the New Note Amount; and (iii) eighty percent (80%) of the New Equity Interests of the Reorganized Debtor. Since the New Equity Interests are being issued by the Reorganized Debtor, a Cayman Island entity, and the New Secured Notes are issued by a Brazilian entity, holders of the New Equity Interests and the New Secured Notes may not enjoy under Cayman Islands and Brazilian law the same degree of disclosure, and identical legal rights, as did the holders of the Equity Interests and the Secured Notes. Distributions to holders of Secured Notes shall be made by the Disbursing Agent to the Indenture Trustee for the benefit of the holders of Secured Notes. The Indenture Trustee shall in turn make distributions under the Plan to holders of the Secured Notes. Subsequent distributions to holders of the New Secured Notes will be made in accordance with the terms of the New Indenture.

     The form of New Secured Notes is annexed as Exhibit A to the New Indenture and should be reviewed in its entirety for the terms thereof. The following is a description of the material terms of the New Secured Notes, all of which are subject to the terms of the New Indenture:

     o    Maturity: 5 years from Effective Date.

     o Interest: 12% per annum, payable in cash or in kind as determined by the board of directors of the Reorganized Debtor.

     o Collateral: Secured by (1) first priority lien on all assets of ITSA and the Subsidiaries and the proceeds thereof and (2) pledges of the capital stock of ITSA and the Subsidiaries, to the extent permitted under applicable law.

     o    Guaranty: Guaranteed by all of the subsidiaries of ITSA.

     o Ranking: Senior to all other indebtedness of the Reorganized Debtor, except the Exit Financing and certain exceptions set forth in the New Indenture.

     Senior Secured Claims are impaired.

     5. Class 3 -- General Unsecured Claims.

     General Unsecured Claims are all Claims which are not Secured Claims and are not Administrative Expense Claims, Priority Tax Claims, or Priority Non-Tax Claims. The Plan provides that Allowed General Unsecured Claims shall, except to the extent that a holder of an Allowed General Unsecured Claim agrees to a different treatment, be unimpaired in accordance with section 1124(2) of the Bankruptcy Code.

     The Debtor believes that General Unsecured Claims, other than Deficiency Claims of Class 2 Creditors which are to be extinguished under the Plan, total approximately $0.

     6. Class 4 -- Equity Interests in the Debtor.

     Class 4 consists of the Equity Interests in the Debtor.

     The Plan provides that on the Effective Date, all Equity Interests in the Debtor shall be extinguished. All options or warrants held by Equity Interest holders shall also be extinguished. On the Effective Date or as soon as practicable thereafter, holders of Allowed Equity Interests shall receive a Ratable Portion of five percent (5%) of the New Equity Interests in the Reorganized Debtor.

     Class 4 Equity Interests are impaired.

C.   OTHER PROVISIONS OF THE PLAN.

     1. Implementation of the Plan.

     To implement the Plan, the Debtor will form a new Cayman Islands entity as the Reorganized Debtor. The Reorganized Debtor will not be incorporated in the

United States because none of the assets or operations of the Reorganized Debtor are located in the United States. Moreover, the perceived access to the United States capital markets that compelled the 1996 incorporation of the Debtor in the United States is no longer necessary or appropriate. On the Effective Date, the Debtor will transfer all of the Debtor's Assets to the Reorganized Debtor and the Reorganized Debtor will become the successor in interest to the Debtor. Upon the Effective Date, the Reorganized Debtor will contribute as equity to its subsidiary, ITSA, $105 million of the ITSA Note less an amount equal to the amount of any Central Bank Fee. The terms of the remaining amount due on the ITSA Note, which amount shall equal $35 million plus an amount equal to the amount of the Central Bank Fee, will be amended and restated. In addition, New Secured Notes in the aggregate principal amount of the New Note Amount will be issued to the Reorganized Debtor, which will then assign the New Secured Notes to holders of the Secured Notes, together with (i) $25 million in Cash and (ii) 80% of the New Equity Interests in the Reorganized Debtor. On or about the date that the Court approves the adequacy of this Disclosure Statement, the Debtor will be filing a form T-3 regarding the New Indenture, pursuant to the Trust Indenture Act of 1939, as amended.

     2. Transfer and Gains Taxes; Encumbrances.

     The Plan provides that the Assets will be transferred free and clear of all Claims of Creditors and all Equity Interests, except as may otherwise be provided under the Plan. The Confirmation Order will provide that all instruments of transfer to be executed or delivered under the Plan in connection with any transfer of the Assets shall be free and clear of, and without the payment of, any and all transfer, stamp, and similar taxes pursuant to section 1146(c) of the Bankruptcy Code.

     3. Exchange of Secured Notes; Termination of Indenture.

     The Indenture will terminate as of the Effective Date. As of the Effective Date, the Secured Notes and the Indenture and all other documents executed or delivered in connection with the aforesaid documents shall be of no further force or effect, except that the holders of the Secured Notes shall be entitled to the New Secured Notes, the protections afforded under the New Indenture, the New Equity Interests and the Cash distributions payable to Class 2 Creditors under the Plan. The Debtor will have no further obligations under the Indenture and will be relieved of all obligations under the Indenture relating to the Secured Notes. Termination of the Indenture will not impair the rights of the holders of Senior Secured Claims to receive distributions on account of such Claims pursuant to the Plan, and will not impair the rights of the Indenture Trustee to enforce its charging lien, created in law, under the Plan, or pursuant to the Indenture, against property that would otherwise be distributed to holders of Senior Secured Claims.

     4. Exchange of Equity Interests.

     The Equity Interests in the Debtor shall be of no force or effect as of the Effective Date, except that the holders of Allowed Equity Interests in the Debtor shall be entitled to receive New Equity Interests as set forth in the Plan. Holders of Allowed Equity Interests in the Debtor shall be entitled to receive their Ratable Portion of 5% of the New Equity Interests as set forth in ss. 4.4 of the Plan.

     5. Appointment of Disbursing Agent.

     The Plan provides that the Reorganized Debtor or such Entity designated by the Debtor and approved in the Confirmation Order will serve as Disbursing Agent, and shall make all distributions under the Plan, unless otherwise set forth in the Plan. The Disbursing Agent shall not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court.

     a. Exculpation. Under the Plan, the Disbursing Agent, from and after the Effective Date, will be exculpated by all Entities, including all holders of Claims and Equity Interests and other parties in interest, from any and all claims, causes of action and other assertions of liability (including breach of fiduciary duty) arising out of the discharge by such Disbursing Agent of the powers and duties conferred upon it by the Plan or any order of the Bankruptcy Court entered pursuant to or in furtherance of the Plan, or applicable law, except solely for actions or omissions arising out of the gross negligence or willful misconduct of such Disbursing Agent. No holder of a Claim or an Equity Interest or other party in interest shall have or pursue any claim or cause of action against the Disbursing Agent for making payments in accordance with the Plan or for implementing the provisions of the Plan.

     b. Powers of the Disbursing Agent. The Plan empowers the Disbursing Agent to (a) effect all actions and execute all instruments and documents necessary to implement the Plan, (b) make all distributions contemplated by the Plan, (c) liquidate property as required to make distributions contemplated by the Plan,
(d) comply with the Plan and the obligations thereunder, (e) employ professionals to represent it with respect to its responsibilities, and (f) exercise such other powers as may be vested in the Disbursing Agent pursuant to an order of the Bankruptcy Court, pursuant to the Plan, or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions of the Plan.

     c. Expenses Incurred on or After the Effective Date. Except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable fees and expenses incurred by the Disbursing Agent on or after the Effective Date (including reasonable fees and expenses of counsel) shall be paid in Cash by the Reorganized Debtor.

     6. Distributions Under the Plan.

     On the Effective Date, the Disbursing Agent, shall out of the Distributable Cash, (a) fund the Claims Reserve, and (b) make Cash distributions to holders of Allowed Administrative Expense Claims, Allowed Priority Tax Claims, Allowed Priority Non-Tax Claims, Allowed Senior Secured Claims, and Allowed General Unsecured Claims. Pursuant to the terms of the Restructuring Agreement, on the Effective Date, and prior to and in addition to the issuance of 80% of the New Equity Interests to the holders of the Secured Notes and 5% of the New Equity Interests to the Holders of the Equity Interests, members of the management of the Reorganized Debtor, through their designees, will be receiving fifteen (15%) percent of the equity of the Reorganized Debtor in partial consideration for their future services to the Reorganized Debtor. Management will pay a nominal par value for these New Equity Interests. The persons who will be beneficial owners of the management-owned New Equity Interests in the Reorganized Debtor are set forth below:

Name                                   Percentage
----                                   ----------
Hermano Albuquerque                    6.5%
Carlos Albuquerque                     6.5%
Ari Lisboa                             0.35%
Geraldo Mello                          0.35%
Carlos Souza                           0.35%
Veronica Albuquerque                   0.35%
Dilton Caldas                          0.35%
Robespierre M. Sa                      0.25%

Of the above-listed persons, only Hermano Albuquerque and Carlos Albuquerque are currently shareholders of the Debtor, each owning approximately 2.48% of the Equity Interests of the Debtor and, therefore, they will also receive their pro rata share of the 5% of the New Equity Interests to be issued to the holders of the Equity Interests.

     If any distribution to any Creditor or Equity Interest holder is returned to the Disbursing Agent as undeliverable, then such distribution or the proceeds thereof shall be set aside and, in the case of Cash, held in a segregated interest bearing account to be maintained by the Disbursing Agent on behalf of such person. If the Creditor or Equity Interest holder fails to claim the distribution within one (1) year of the Effective Date, any unclaimed Cash or property will be paid to the Reorganized Debtor and the Claim or Equity Interest of such Creditor or Equity Interest holder shall be discharged and forever barred.

     As a condition to receiving any distribution or property pursuant to the Plan, each holder of an Allowed Class 2 Claim and Allowed Class 4 Equity Interest must surrender its respective Secured Note(s) or Equity Interest(s) to the Disbursing Agent for cancellation (or establish the unavailability thereof to the satisfaction of the Disbursing Agent and provide such security or indemnity as may be required by the Disbursing Agent) and shall deliver such other documents as are necessary to effectuate the Plan, including any tax forms required by the Disbursing Agent, in all cases, in proper form for transfer. The Disbursing Agent shall make distributions only to holders of Secured Notes and Equity Interests who surrender their instruments for cancellation. Any holder of an Allowed Class 2 Claim or an Allowed Class 4 Equity Interest who fails to surrender its Secured Note(s) or Equity Interest(s) within one (1) year from the Effective Date shall be deemed to have forfeited all rights under such Secured Note(s) or Equity Interests and will not participate in any distribution under the Plan.

     7. Conditions Precedent to Confirmation of the Plan.

     Confirmation of the Plan is subject to:

     a. Entry of Confirmation Order. The Clerk of the Bankruptcy Court shall have entered the Confirmation Order of the Bankruptcy Court, which shall:

          (i) decree that the transfers contemplated to be made under the Plan shall be free and clear of all Claims, Liens and encumbrances, except as expressly provided herein, or in the Implementation Documents;

          (ii) approve the terms of the Restructuring Agreement and the exhibits thereto, including the New Indenture and the employment agreements with key management personnel of the Reorganized Debtor, approve the terms of the Exit Financing and authorize and direct the Debtor, the Indenture Trustee, the New Indenture Trustee and the Disbursing Agent to execute and deliver the Implementation Documents, and decree that all of the Implementation Documents shall constitute legal, valid and binding agreements, instruments or documents, as applicable;

          (iii)  decree  that  the   Confirmation   Order  shall  supersede  any
Bankruptcy Court orders issued prior to the Confirmation Date that may be inconsistent with the Confirmation Order;

          (iv) authorize the implementation of the Plan in accordance with its terms;

          (v) provide that any transfers to be effected under the Plan shall be and are exempt from transfer taxes, and any applicable stamp or similar tax under section 1146(c) of the Bankruptcy Code;

          (vi) authorize the formation of the Reorganized Debtor and the issuance of the New Secured Notes and New Equity Interests;

          (vii) decree that the New Secured Notes and New Equity Interests are exempt from registration pursuant to sections 1125(e), 1126(b) and 1145 of the Bankruptcy Code and other applicable law; and

          (viii) confirm the Plan.

     b. Form of Confirmation Order. The Clerk of the Bankruptcy Court shall have entered the Confirmation Order in such form and substance as is reasonably acceptable to the Debtor, the Specified Holders, and the Creditors' Committee.

     8. Conditions Precedent to the Effective Date of the Plan.

     The occurrence of the Effective Date of the Plan is subject to satisfaction of the following conditions precedent:

     a. Finality of the Confirmation Order. The Clerk of the Bankruptcy Court shall have entered the Confirmation Order and the Confirmation Order shall have become a Final Order.

     b. Governmental Approvals. ITSA and the Subsidiaries shall have received all necessary approvals to implement the structure contemplated by the Plan from Brazilian government regulatory agencies having jurisdiction with respect to the licenses held by ITSA or the Subsidiaries.

     c. Approval of the Central Bank. All required approvals of the Central Bank shall have been received in form and substance reasonably satisfactory to the Debtor, the Creditors' Committee and the Specified Holders.

     d. Distributions. The Disbursing Agent shall have fully funded the Claims Reserve. The Disbursing Agent shall have received the Distributable Cash in existence on the Effective Date.

     e. Execution of Documents. All other actions and documents, including the Implementation Documents, necessary to implement the provisions of the Plan shall have been, respectively, effected or executed and delivered.

     Each of the conditions precedent to Confirmation of the Plan and the Effective Date may be waived, in whole or in part, by the Debtor with the consent of the Indenture Trustee. Any such waiver may be effected at any time, on two (2) Business Days' notice to the Entities that are party to the Restructuring Agreement, without leave or order of the Bankruptcy Court and without any formal action other than proceeding to confirm or consummate the Plan.

     9. Retention of Jurisdiction.

     The Bankruptcy Court may retain jurisdiction, and if the Bankruptcy Court exercises its retained jurisdiction, shall have exclusive jurisdiction, of all matters arising out of, and related to, the Reorganization Case and the Plan pursuant to, and for the purposes of, sections 105(a) and 1142 of the Bankruptcy Code and for, among other things, the following purposes:

     a. To hear and determine pending applications for the assumption or rejection of executory contracts or unexpired leases, if any are pending, and the allowance of Claims resulting therefrom;

     b. To determine any and all adversary proceedings, applications and contested matters;

     c. To  ensure  that   distributions  to  holders  of  Allowed  Claims  are
accomplished as provided herein;

     d. To hear and determine any timely objections to Administrative Expense Claims or to proofs of claim and equity interests filed, both before and after the Confirmation Date, including any objections to the classification of any Claim or Equity Interest, and to allow or disallow any Disputed Claim, in whole or in part;

     e. To enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified, or vacated;

     f. To issue such orders in aid of execution of the Plan, to the extent authorized by section 1142 of the Bankruptcy Code;

     g. To consider any modifications of the Plan, to cure any defect or omission, or reconcile any inconsistency in any order of the Bankruptcy Court, including the Confirmation Order;

     h. To hear and determine all applications for awards of compensation for services rendered and reimbursement of expenses related to implementation and consummation of the Plan;

     i. To hear and determine any disputes regarding the fees and expenses incurred by the Disbursing Agent;

     j.  To  hear  and  determine   disputes  arising  in  connection  with  the
interpretation, implementation, or enforcement of the Plan;

     k. To hear and determine matters concerning state, local and federal taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code; and

     l. To enter a final decree closing the Reorganization Cases.

IV.  EFFECTS OF CONFIRMATION OF THE PLAN

A.   DISCHARGE OF DEBTOR.

     The rights afforded under the Plan and the treatment of all Claims and Equity Interests provided therein, including the consideration provided for therein, shall, to the fullest extent permitted under applicable law, be in complete release, satisfaction and discharge, effective as of the Effective Date, of all Claims and Equity Interests of any nature whatsoever, known or unknown, including any interest or expenses incurred thereon from and after the Petition Date, against the Debtor, its estate, properties, or interests in property at any time before the Effective Date. As of the Effective Date, all Claims against and Equity Interests in the Debtor will be satisfied, discharged, and released in full exchange for the consideration provided under the Plan, regardless of whether a proof of claim or interest therefor was filed, whether the Claim or Interest is Allowed, or whether the holder thereof votes to accept the Plan. All Entities will be precluded from asserting against the Debtor or any of its assets or properties, any other Claims based upon any act, omission, transaction, promissory activity or other activity of any kind or nature that occurred prior to the Effective Date.

B.   RELEASE FROM CLAIMS AND LIABILITIES.

     1. Plan Releasees.

     Upon consummation of the Plan, the Indenture Trustee, the Specified Holders and members of the and the Creditors' Committee, and their respective successors, predecessors, assignors, and assignees, together with all of their current and former partners or owners, officers, directors, trustees, employees, agents, attorneys, counsel, accountants, financial advisors, investment bankers and appraisers (collectively, the "Plan Releasees") are released and discharged, which release and discharge will be binding on all Creditors of and holders of Equity Interests in the Debtor, from any and all costs, expenses, actions, causes of action, suits, controversies, damages, claims, liabilities or demands of any nature, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, liquidated or unliquidated, matured or not matured, contingent or direct, whether arising at common law, in equity, or under any statute, based in whole or in part upon any act or omission or other occurrence taking place on or prior to the Effective Date (the "Liabilities") relating to the Assets, the Secured Notes, the Debtor, the Indenture, the Reorganization Case or the Plan including, without limitation, specifically any claims arising from, inter alia:

          (i) the undertaking by the Plan Releasees to restructure the obligations governed by the Indenture and evidenced by the Secured Notes, including any actions taken or not taken in respect of formulating, negotiating and implementing the Plan;

          (ii) all actions effected or not effected by the Indenture Trustee or the Specified Holders, or their respective advisors, under the Indenture or under any other agreements, instruments or documents, relating to the Debtor;

          (iii) the preparation by any of the Plan Releasees of financial statements, appraisals, or other reports or certificates in respect of the Debtor or the Subsidiaries or their properties;

          (iv) the actions, payments, and obligations required of any of the Plan Releasees under, among other things, the Indenture, the Secured Notes, and all agreements, instruments and documents executed and delivered pursuant to or in connection with any of the foregoing;

          (v) the use of proceeds by any of the Plan Releasees from the Secured Notes or the revenues of property of the Subsidiaries.

     This release shall not include (a) any defenses of the Plan Releasees to any Liability or (b) any obligations of the Plan Releasees arising under the Plan or the Implementation Documents.

2.   Affiliate Releasees.

     On the Effective Date, the Debtor is released from all Liabilities except those expressly preserved under the Plan. The Debtor, all the Subsidiaries, and their respective successors, predecessors, assignors, assignees, together with all their current and former partners, members or owners, officers, directors, trustees, employees, agents, attorneys, counsel, accountants, financial advisors, investment bankers, and appraisers (collectively, the "Affiliate Releasees") are released and discharged, which release and discharge will be binding on all Creditors and holders of Equity Interests in the Debtor, from any and all Liabilities relating to the Secured Notes, the Debtor, the Indenture, the Reorganization Case or the Plan including, without limitation, specifically any claims arising from, inter alia:

          (i) the offer, sale, purchase, resale or ownership of the Secured Notes or the Equity Interests, any sales brochure, registration statement, preliminary prospectus, prospectus, offering memorandum or circular, appraisal, report or inspection, or any disclosure or omission related to any of the foregoing, and any engagement, underwriting, placement agency or other role of, or services rendered by, any Entity in connection with any of the foregoing;

          (ii) the involvement of any of the Affiliate Releasees in or with the sale of the Secured Notes;

          (iii) the ownership, management and operation of any property by any of the Affiliate Releasees;

          (iv) the preparation by any of the Affiliate Releasees of financial statements, appraisals, or other reports or certificates in respect of the Debtor or the other Subsidiaries;

          (v) the actions, payments and obligations required of any of the Affiliate Releasees under, among other things, the Indenture, the Secured Notes, and all agreements, instruments and documents executed and delivered pursuant to or in connection with any of the foregoing;

          (vi) the use of proceeds by any of the Affiliate Releasees from the Secured Notes or revenues of the property of the Subsidiaries; and

          (vii) the undertaking by the Affiliate Releasees to restructure the obligations governed by the Indenture and evidenced by the Secured Notes, including any actions taken or not taken in respect of formulating, negotiating, soliciting acceptances to and implementing the Plan.

     This release shall not release (a) any defenses of the Affiliate Releasees to any Liability or (b) any obligations of the Affiliate Releasees arising under the Plan or the Implementation Documents.

C.   INJUNCTION.

     The Confirmation Order shall be an injunction to permanently enjoin and restrain all Entities from asserting against the Affiliate Releasees or the Plan Releasees or their respective assets or properties or interests in property, any Liabilities that are released by the Plan Releases or any Claims based upon any act or omission, transaction or other activity of any kind or nature that occurred prior to the Effective Date (other than actions provided for by the Plan). The Confirmation Order shall also be an injunction to enjoin permanently and restrain all Entities from taking any of the following actions (other than actions brought to enforce any right or obligation provided for by the Plan) against the Affiliate Releasees or the Plan Releasees or their respective properties or interests in property:

          (i) the commencement or continuation of any action or proceeding;

          (ii) the enforcement, attachment, collection or recovery by any manner or means of any judgment, award, decree or order;

          (iii) creating, perfecting, or enforcing any encumbrance of any kind; and

          (iv) asserting any right of setoff, subrogation or recoupment of any kind against any obligation due from any such party.

D.   POSSIBLE OBJECTIONS TO AFFILIATE RELEASES AND INJUNCTION.

     It is possible that, prior to confirmation of the Plan, objections will be filed to the proposed releases of all or certain of the Affiliates, as well as to the proposed injunction. If such objections are sustained, the Plan may have to be slightly modified. The Debtor believes that the affiliate releases and injunctions are wholly appropriate. The corporate affiliates of the Debtor to be released under the Plan are entering into new terms under the New Secured Notes and the New Indenture, which terms provide substantial benefit to the creditors of the Debtor. The agreement by the corporate affiliates to these terms is a critical component of the Plan, and the grant of a release to the corporate affiliates is a necessary prerequisite to the ability and willingness of the corporate affiliates to agree to the terms of the New Secured Notes and the New Indenture. Similarly, one of the foundations of the Restructuring Agreement that underlies the Plan is the agreement of the Debtor's management, board members and personnel to continue to operate and support the Reorganized Debtor. The release of these individuals, and the injunction, are both appropriate to induce these individuals' consent to continue to support the Reorganized Debtor, as well as to ensure these individuals' future focus on the operations and growth of the Reorganized Debtor. Finally, the Debtor notes that these individuals are currently not the target of any claim, or threat of claim, with regard to their affiliation with the Debtor.

E.   VESTING OF PROPERTY IN REORGANIZED DEBTOR.

     Effective as of the Effective Date, all Assets of the Debtor shall be transferred to and shall vest in the Reorganized Debtor, including the Debtor's right to prosecute any avoidance or recovery actions under sections 544, 545, 547, 548, 549, 550, 551 and 553 of the Bankruptcy Code or any other Causes of Action, that belong to the Debtor.

V.   INFORMATION ABOUT THE CLAIMS ALLOWANCE, OBJECTION AND ESTIMATION PROCEDURES

     This Section describes (i) the procedure for objecting to claims, and (ii) how this procedure affects the allowance of Claims.

A.   ALLOWANCE OF CLAIMS AND EQUITY INTERESTS.

     A Claim is Allowed if (a) proof thereof was filed, if required, on or before the date designated by the Bankruptcy Court as the Bar Date or on or before such date as may be specifically authorized for such proof of claim or equity interest by Final Order of the Bankruptcy Court, or, if no proof of claim is filed, such Claim is listed by the Debtor in its Schedules as liquidated in amount and not disputed or contingent and, in either case, as to which either
(i) no objection to the allowance thereof has been interposed within the applicable period of limitation fixed in the Plan, the Bankruptcy Code, the Bankruptcy Rules, the Local Bankruptcy Rules or a Final Order of the Bankruptcy Court or (ii) an objection has been interposed and such Claim has been allowed in whole or in part by a Final Order to the extent allowed by such Final Order, or (b) such Claim is a Claim against the Debtor arising pursuant to section 502(h) of the Bankruptcy Code. Unless otherwise specified in the Plan or in the Final Order of the Bankruptcy Court allowing a Claim, an "Allowed Claim" shall not include interest on the amount of such Claim from and after the Petition Date.

     An Equity Interest is Allowed if such interest is registered in the official records of the Debtor's stock transfer agent, or if the holder of such Equity Interest files a proof of interest by the Bar Date and as to which either
(i) no objection to the allowance thereof has been interposed within the applicable period of limitation fixed in the Plan, the Bankruptcy Code, the Bankruptcy Rules, the Local Bankruptcy Rules or a Final Order of the Bankruptcy Court or (ii) an objection has been interposed and such Equity Interest has been allowed in whole or in part by a Final Order to the extent allowed by such Final Order.

B.   OBJECTIONS TO CLAIMS AND EQUITY INTERESTS.

     Under the provisions of the Bankruptcy Code, a debtor and any other party in interest may object, on appropriate grounds, to the allowance of Claims and Equity Interests filed with the Bankruptcy Court. Under section 502 (a) of the Bankruptcy Code, a party in interest may object to a claim if the debtor refuses to do so. All such objections will be litigated to Final Order, unless settled or withdrawn.

     The Plan provides that, unless otherwise ordered by the Bankruptcy Court, the Debtor shall notify in writing each holder of a Claim or Equity Interest filed with the Bankruptcy Court with respect to which the Debtor disputes liability in whole or in part on such Claim or Equity Interest. Unless otherwise provided by the Plan or by order of the Bankruptcy Court, all objections to Claims or Equity Interests shall be served and filed no later than the date of the Confirmation (except with respect to any claim filed by a governmental unit which deadline for the filing of any objections thereto shall be two hundred ten
(210) days after the Effective Date) or such later date as may be ordered by the Bankruptcy Court by either the Debtor or, after the Effective Date, the Reorganized Debtor. Any objection must be in writing, must set out the name of the Creditor or Equity Interest holder who filed the proof of claim or interest and specify the grounds for the objection. The objection must be filed with the Bankruptcy Court and served in accordance with Bankruptcy Rule 3007. A copy of the objection must be served upon the attorney of record (if any) for such Creditor or Equity Interest holder or upon such party directly, if the same is not represented by an attorney. The Debtor or, after the Effective Date, the Reorganized Debtor, may compromise and settle any objections to Claims or Equity Interests filed by it.

     If an objection to a Claim or Equity Interest is filed, the holder of such Claim or Equity Interest must file a response to any such objection within the time period set by the Bankruptcy Court. Copies of such responses must be served upon counsel for the Debtor. Failure to timely file a response is deemed a consent to the objection and the Bankruptcy Court may enter an order disallowing such Claim or Equity Interest without further notice or hearing.

     Notwithstanding any other provision of the Plan, if any portion of a Claim or Equity Interest is a Disputed Claim or Equity Interest, no payment or distribution provided under the Plan shall be made on account of such Claim unless and until such Disputed Claim becomes Allowed. Payments and distributions to each holder of a Disputed Claim to the extent that such Claim ultimately becomes Allowed, shall be made in accordance with the provisions of the Plan governing the class in which such Claim or Equity Interest is classified. As soon as practicable after the date that the order or judgment of the Bankruptcy Court allowing any Disputed Claim becomes a Final Order, the Disbursing Agent shall distribute to the holder of such Allowed Claim or Equity Interest any payment or property that would have been distributed to such holder if the Claim or Equity Interest had been Allowed on the Effective Date.

C.   ESTIMATION OF CLAIMS FOR DISTRIBUTION PURPOSES.

     Creditors holding Claims that are contingent or unliquidated will not receive any distribution until the allowance and amount of the Claim is resolved through the Claims objection procedure. In accordance with the Bankruptcy Code and under the provisions of the Plan, the Debtor or, after the Effective Date, the Reorganized Debtor may file a request that the Bankruptcy Court estimate for purposes of distribution the amount of any contingent or unliquidated Claim, if liquidation of the Claim would unduly delay administration of the Reorganization Case. A request for estimation may be made regardless of whether such Claim has been objected to or whether the Bankruptcy Court has ruled on any such objection. The Plan provides for the Bankruptcy Court to retain jurisdiction to estimate any such contingent or unliquidated Claim at any time during litigation concerning any objection to any Claim. The Creditor holding such a contingent or unliquidated Claim will receive a distribution based on the Allowed amount, if any, as is determined by Final Order resolving the request for estimation.

VI.  VOTING PROCEDURES

A.   VOTE REQUIRED FOR A CLASS TO ACCEPT THE PLAN.

     The Bankruptcy Code provides that a plan is accepted by a class of claims if the plan is accepted by holders of at least two-thirds in amount and more than one-half in number of the claims of the class which actually cast ballots for acceptance or rejection of the plan. Similarly, a class of interests accepts a plan of reorganization only if the holders of two-thirds in amount of interests of the class which actually cast ballots for acceptance or rejection of the plan vote to accept the plan.

B.   WHO MAY VOTE.

     1. Impaired Classes.

     Only classes that are "impaired" under the Plan and that are to receive a distribution under the Plan are entitled to vote on acceptance or rejection of the Plan. As a condition to confirmation, the Bankruptcy Code requires that each impaired class of claims or interests accept a plan (subject to the "cramdown" exception described below). A class is "impaired" under a plan unless, with respect to each claim or interest of such class, (i) the plan leaves unaltered the legal, equitable and contractual rights to which such claim or interest entitles the holder of such claim or interest; or (ii) all defaults are cured, the original maturity of the claim or interest is reinstated and the claim or interest is otherwise treated as provided in clause (i) of this sentence. Claims and Equity Interests in Classes 2 and 4 are impaired under the Plan.

     2. Classes that are not Impaired.

     Classes of Claims and Equity Interests that are not "impaired" under the Plan are deemed to have accepted the Plan and are not entitled to vote. Classes 1 and 3 are not impaired under the Plan and, therefore, are conclusively presumed to have accepted the Plan. 3. Temporary Allowance of Claims or Equity Interests for Voting Purposes.

     Under the Bankruptcy Code, a creditor or interest holder is entitled to vote only if either (i) its claim or interest has been scheduled by the debtor as not disputed, contingent or unliquidated, or (ii) it has filed a proof of claim or interest before the last day set by the Bankruptcy Court. Any claim or interest to which an objection is pending is not entitled to vote unless the creditor or interest holder has obtained an order of the Bankruptcy Court temporarily allowing its claim or interest for the purpose of voting on the plan. The creditor or interest holder holding such a claim or interest will vote the claim or interest in the amount, if any, that is determined by Final Order resolving the request for temporary allowance.

     All known holders of Class 2 Claims and Class 4 Equity Interests will receive solicitation materials. Prior to the Confirmation Hearing, any party who believes that it is a Creditor of the Debtor in Class 2 or an Equity Interest holder in Class 4 and did not receive a Ballot may file a motion with the Bankruptcy Court seeking to have its Claim or Equity Interest temporarily allowed for voting purposes and to be permitted to cast a late Ballot on the Plan in respect of such Claim or Equity Interest.

     4. One Vote.

     If a beneficial holder of a Claim or Equity Interest holds more than one Claim or Equity Interest in a particular class, all of such holder's Claims or Equity Interests will be aggregated and such holder will be entitled to one vote in the amount of such holder's aggregated Claims or Equity Interests in such class.

     5. Record Date for Voting Purposes.

     Only holders of record of Claims and Equity Interests as of January 10, 2000 that are otherwise entitled to vote under the Plan will receive Ballots and may vote on the Plan.

C.   VOTING PROCEDURES.

     1. Ballots.

     A Ballot is enclosed herewith for each Creditor and Equity Interest holder eligible to vote on the Plan. The Debtor encourages you to vote to confirm the Plan by checking the appropriate box. Please follow the directions printed on the Ballot.

     2. Voting Deadline.

     Ballots may not be transmitted orally or by facsimile. In order for your vote on the Plan to be counted, your Ballot must BE RECEIVED at the following address of the Voting Agent no later than the Voting Deadline of 4:00 p.m., Eastern Standard Time, on Arpil 6, 2000.

          KELLEY  DRYE & WARREN  LLP
          101 PARK  AVENUE
          NEW YORK,  NEW YORK 10178
          ATTN: JAY HEINRICH, ESQ.
          (212) 808-5073

     DO NOT RETURN YOUR SECURED NOTES OR EQUITY INTERESTS TO THE VOTING AGENT WITH YOUR BALLOT.

     3. Brokerage Firms, Banks and Other Nominees.

     If you are a beneficial owner of Secured Notes or Equity Interests which are registered in the name of a broker, bank or other nominee (collectively, the "Nominee"), please complete a Ballot and return it to your Nominee in sufficient time so as to enable such Nominee to complete a Master Ballot and to return such Master Ballot to the Voting Agent prior to the Voting Deadline.

     ONLY BENEFICIAL OWNERS OF CLASS 2 CLAIMS AND CLASS 4 EQUITY INTERESTS ARE ENTITLED TO VOTE ON THE PLAN. NEITHER THE INDENTURE TRUSTEE NOR A NOMINEE CAN VOTE ON THE PLAN ON BEHALF OF HOLDERS OF SECURED NOTES OR EQUITY INTERESTS.

     A beneficial owner of Secured Notes or Equity Interests may receive multiple mailings containing Ballots, especially beneficial owners that hold such securities through more than one Nominee. Each beneficial owner should complete and return all Ballots received by it to its Nominee in the return envelope provided with each such Ballot. Any beneficial owner who has not received a Ballot should contact his, her or its Nominee, or the Voting Agent.

     4. Other Signatories.

     If a Ballot is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, such person should indicate such capacity when signing and, if requested by the Debtor or the Voting Agent, must submit proper evidence satisfactory to the Debtor or the Voting Agent, of authority to so act.

     5. Waivers of Defects, Irregularities, etc.

     The Debtor may, in its sole discretion, reject any Ballot or Master Ballot as invalid and, therefore, decline to utilize it in connection with seeking confirmation of the Plan by the Bankruptcy Court, unless such Ballot or Master Ballot is properly completed and timely submitted.

     Any executed Ballot received by the Voting Agent that does not indicate either an acceptance or rejection of the Plan shall be deemed to constitute an acceptance of the Plan. All questions as to the validity, form, eligibility (including time of receipt), acceptance, and revocation or withdrawal of Ballots or Master Ballots will be determined by the Debtor in its sole discretion, which determination will be final and binding. The Debtor reserves the absolute right to contest the validity of any revocation or withdrawal. The Debtor also reserves the right to reject any and all Ballots or Master Ballots not in proper form, the acceptance of which would, in the opinion of the Debtor or its counsel, be unlawful. The Debtor further reserves the right to waive any defects or irregularities or conditions of delivery as to any particular Ballot or

Master Ballot. The interpretation (including of the Ballot or Master Ballot and the respective instructions thereto) by the Debtor, unless otherwise directed by the Bankruptcy Court, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with deliveries of Ballots or Master Ballots must be cured within such time as the Debtor determines. Neither the Debtor nor any other person will be under any duty to provide notification of defects or irregularities with respect to deliveries of, or notices of revocation or withdrawal of, Ballots or Master Ballots nor will any of them incur any liabilities for failure to provide such notification. Delivery of such Ballots or Master Ballots will not be deemed to have been made until such irregularities have been cured or waived. Ballots or Master Ballots previously furnished (and as to which any irregularities have not theretofore been cured or waived) will be invalidated.

VII. EXEMPTIONS FROM SECURITIES ACT REGISTRATION

A.   THE SOLICITATION.

     The Debtor is relying on section 1145 of the Bankruptcy Code to exempt from the registration requirements of the Securities Act (and of any equivalent state securities or "blue sky" laws) the offer to exchange securities which may be deemed to be made by the Debtor pursuant to the solicitation.

     The Debtor has received assurances that no person will provide any information to holders of the Secured Notes relating to the solicitation of the Plan other than to refer holders of the Secured Notes to the information contained in this Disclosure Statement and in the Ballots delivered together herewith.

B.   ISSUANCE OF NEW SECURED NOTES AND NEW EQUITY INTERESTS.

     It is expected that the issuance on the Effective Date of (a) New Secured Notes and New Equity Interests in exchange for Secured Notes and (b) New Equity Interests in exchange for the Equity Interests will be exempt from the registration requirements of the Securities Act (and of equivalent state securities laws or "blue sky" laws) by reason of an exemption provided by section 1145(a) (1) of the Bankruptcy Code. Generally, Section 1145(a) (1) of the Bankruptcy Code exempts the issuance of securities from the registration requirements of the Securities Act and equivalent state securities and "blue sky" laws if the following conditions are satisfied: (i) the securities are issued by a debtor (or an affiliate of the debtor participating in a Plan with the debtor or a successor to the debtor) under a plan of reorganization; (ii) the recipients of the securities hold a claim against, an interest in, or a claim for an administrative expense against, the debtor; and (iii) the securities are issued entirely in exchange for the recipient's claim against or interest in the debtor, or are issued "principally" in such exchange and "partly" for cash or other property.

     The Debtor believes that the New Secured Notes and New Equity Interests could be determined to be "securities" as such term is defined in the Securities Act. If the New Secured Notes or New Equity Interests were determined not to be "securities" as such term is defined in the Securities Act, then the Securities Act would not be applicable to the New Secured Notes and New Equity Interests.

     If the New Secured Notes and New Equity Interests were determined to be "securities" as such term is defined in the Securities Act, the Debtor believes that the New Secured Notes and New Equity Interests issued in exchange for Secured Notes and Equity Interests will be exempt from registration under section 1145(a)(1) of the Bankruptcy Code. The Debtor believes that the Reorganized Debtor will be deemed to be a "successor" to the Debtor within the meaning of section 1145 (a) (1) of the Bankruptcy Code. Thus, it is expected that the Bankruptcy Court in the Confirmation Order will expressly confirm that the exchange of (a) the Secured Notes for the New Secured Notes, New Equity Interests and Cash and (b) the exchange of the Equity Interests for New Equity Interests satisfies the requirements of section 1145(a)(1) of the Bankruptcy Code.

     In the event that the Bankruptcy Court were to determine that the New Secured Notes and New Equity Interests are securities which are not exempt from registration under section 1145(a) (1) of the Bankruptcy Code, the Debtor expressly reserves the right to modify the Plan or seek to register the New Secured Notes and New Equity Interests with the Securities and Exchange Commission ("SEC").

     The Debtor believes that the issuance of New Equity Interests to the members of the management of the Reorganized Debtor in accordance with the Plan and Restructuring Agreement will not be subject to the registration requirements of the Securities Act. The staff of the Securities and Exchange Commission maintains that New Equity Interests to be distributed to management are not exempt from registration pursuant to section 1145 of the Bankruptcy Code. In any event, the Debtor is not relying on the applicability of section 1145 with respect to the securities to be issued to management. The issuance of the securities to management is exempt from registration because these securities will be issued to one or more management-owned Cayman Islands entities, each entity will be owned exclusively by a respective member of the management of the Reorganized Debtor, all of the beneficial owners will be non-United States persons residing outside the United States, and the securities are not being issued as part of a public offering. The securities issued to the members of management may be deemed "restricted securities" which may not be resold in the United States unless registered under the Securities Act, or unless an exemption from the registration requirements of the Securities Act is available for such resale.

     Due to the fact that securities issued pursuant to section 1145(a)(1) of the Bankruptcy Code are deemed, pursuant to section 1145(c), to have been issued in a "public offering" within the meaning of the Securities Act, such New Secured Notes and New Equity Interests may be resold by the holders thereof without restriction unless any such holder is deemed to be an "underwriter" with respect to such securities, as such term is defined in section 1145(b)(1) of the Bankruptcy Code. Generally, section 1145(b)(1) of the Bankruptcy Code defines an "underwriter," among other things, to include a person who purchases a claim against a debtor with a view to distribution to others of any security to be received in exchange for such claim, or who offers to buy securities offered or sold under a chapter 11 plan from holders of such securities with a view to distribution to others of such securities under an agreement made in connection with the plan, the consummation thereof or the offer or sale of securities under the plan, and also includes an "issuer" as defined by section 2(11) of the Securities Act. Section 2(11) of the Securities Act includes as "issuers" all persons who, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with, an issuer of securities.

     Rule 144A promulgated under the Securities Act provides a non-exclusive safe harbor exemption from the registration requirements of the Securities Act for resales of the New Secured Notes and New Equity Interests to certain "qualified institutional buyers" of securities which are "restricted securities" within the meaning of the Securities Act, irrespective of whether the seller of such securities purchased his or its securities with a view toward reselling such securities under the provisions of Rule 144A.

     In addition, to the extent that Rule 144A is unavailable to holders who are deemed to be "underwriters" or "subsidiaries," such holders may, under certain circumstances, be able to resell their securities pursuant to the more limited resale provisions of Rule 144 under the Securities Act. Generally, Rule 144 provides that, if certain conditions are met (e.g., volume limitations, manner of sale, availability of current information about the issuer, etc.), specified persons who resell "restricted securities" or who resell securities which are not restricted but who are "affiliates" of the issuer of the securities sought to be resold, will not be deemed to be "underwriters" as defined in section 2(11) of the Securities Act.

     THE FOREGOING SUMMARY DISCUSSION HAS BEEN INCLUDED IN THIS DISCLOSURE STATEMENT SOLELY FOR GENERAL INFORMATIONAL PURPOSES. THE DEBTOR MAKES NO REPRESENTATIONS CONCERNING, AND DOES NOT HEREBY PROVIDE ANY OPINION OR ADVICE WITH RESPECT TO, THE SECURITIES LAW AND BANKRUPTCY LAW MATTERS DESCRIBED ABOVE. EACH HOLDER OF CLAIMS AND EQUITY INTERESTS SHOULD CONSIDER CAREFULLY AND CONSULT WITH HIS, HER OR ITS OWN LEGAL ADVISOR(S) WITH RESPECT TO SUCH (AND ANY RELATED) MATTERS.

VIII.CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     THE FOLLOWING DISCUSSION IS A SUMMARY OF CERTAIN SIGNIFICANT, POTENTIAL FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN TO THE DEBTOR, HOLDERS OF SECURED

NOTES AND HOLDERS OF EQUITY INTERESTS, AND IS BASED UPON THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "TAX CODE"), THE LAWS, REGULATIONS, RULINGS AND COURT DECISIONS NOW IN EFFECT, ALL OF WHICH ARE SUBJECT TO CHANGE, POSSIBLY WITH RETROACTIVE EFFECT.

     THE FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS OF SECURED NOTES AND HOLDERS OF EQUITY INTERESTS MAY VARY BASED ON THE PARTICULAR CIRCUMSTANCES OF EACH SUCH HOLDER OF ALLOWED CLAIMS. THIS SUMMARY DOES NOT ADDRESS ASPECTS OF FEDERAL INCOME TAXATION APPLICABLE TO HOLDERS WHICH ARE SUBJECT TO SPECIAL TREATMENT FOR FEDERAL INCOME TAX PURPOSES INCLUDING, BUT NOT LIMITED TO, FINANCIAL INSTITUTIONS, TAX EXEMPT ENTITIES, INSURANCE COMPANIES, AND FOREIGN INDIVIDUALS AND ENTITIES. MOREOVER, THE FEDERAL INCOME TAX CONSEQUENCES OF CERTAIN ASPECTS OF THE PLAN ARE UNCERTAIN DUE TO A LACK OF DEFINITIVE LEGAL AUTHORITY. NO RULING HAS BEEN OBTAINED OR WILL BE REQUESTED FROM THE INTERNAL REVENUE SERVICE (THE "IRS") WITH RESPECT TO ANY OF THE FEDERAL INCOME TAX ASPECTS OF THE PLAN, AND NO OPINION OF COUNSEL HAS BEEN OR WILL BE OBTAINED BY THE DEBTOR WITH RESPECT THERETO. THIS SUMMARY ALSO DOES NOT ADDRESS ANY STATE, LOCAL OR FOREIGN TAX CONSEQUENCES OF THE PLAN.

     THIS SUMMARY ASSUMES THAT THE PLAN CONSTITUTES A TAX-FREE REORGANIZATION WITHIN THE MEANING OF SECTION 368(a)(1)(E) OF THE TAX CODE (I.E., A RECAPITALIZATION). IN ADDITION, THE SUMMARY ASSUMES THE HOLDERS OF SECURED NOTES AND EQUITY INTERESTS HELD THEIR SECURED NOTES AND EQUITY INTERESTS, AS THE CASE MAY BE, AS CAPITAL ASSETS WITHIN THE MEANING OF SECTION 1221 OF THE TAX CODE (GENERALLY PROPERTY HELD FOR INVESTMENT). FURTHERMORE, IT IS ASSUMED THAT THE SECURED NOTES QUALIFY AS TRUE INDEBTEDNESS (AND NOT AS EQUITY OR AN INTEREST IN STOCK) FOR ALL FEDERAL INCOME TAX PURPOSES.

     EACH HOLDER OF AN ALLOWED CLAIM AND EQUITY INTEREST HOLDER IS STRONGLY URGED TO CONSULT HIS, HER OR ITS OWN TAX ADVISOR REGARDING THE FEDERAL, STATE AND LOCAL INCOME AND OTHER TAX CONSEQUENCES OF THE PLAN.

A.   TAX CONSEQUENCES TO DEBTOR.

     1. Discharge of Indebtedness Income.

     A taxpayer generally must include in gross income the amount of any discharge of indebtedness income realized during the taxable year, unless payment of such liability would have given rise to a deduction. Discharge of indebtedness income is realized to the extent that the amount of an indebtedness discharged exceeds the amount of cash and the fair market value of property paid to satisfy such indebtedness. An exception exists to this rule, however, if the discharge of indebtedness income arises in a case under the Bankruptcy Code pursuant to a confirmed bankruptcy plan. Under this bankruptcy exception, the taxpayer does not include in income the discharge of indebtedness income, but, instead, must reduce certain tax attributes (including net operating loss carryovers ("NOLs"), capital losses and loss carryovers, certain tax credits and, subject to certain limitations, the tax basis of property). The reduction in tax attributes, however, is made after the tax for the year of discharge has been determined, and, with respect to the reduction of tax basis, upon the first day of the taxable year following the year of the discharge.

     2. Limitations of NOLs and Other Tax Attributes of the Debtor.

     The Debtor's federal income tax return for the taxable year ended December 31, 1998, is expected to show NOLs for regular tax purposes of approximately $1,019,970. Generally, under section 382 of the Tax Code, a corporation's annual taxable income for periods after an "ownership change" may be offset by NOLs attributable to periods prior to such an "ownership change" only to the extent of the product of the fair market value of the corporation's stock immediately before the "ownership change" and the long-term tax-exempt interest rate (as announced each month by the Treasury Department) for the month in which the "ownership change" occurs. For this purpose, "ownership change" is defined generally as an increase by at least fifty percentage points over a three-year period in the ownership percentage of the corporation's stock held by shareholders who own at least 5% of the corporation's stock, over such shareholders' smallest percentage ownership of such stock during such three-year period. Certain broad attribution rules apply in determining the ownership of the corporation's stock. The provisions of section 382 of the Tax Code are extremely complex, and their application is uncertain in many respects. If the Plan results in an "ownership change," the Debtor's ability to use its NOLs will be subject to limitations.

     3. Alternative Minimum Tax.

     In general, an alternative minimum tax ("AMT") is imposed on a corporation's alternative minimum taxable income at a 20% rate to the extent such tax exceeds the corporation's regular federal income tax. For purposes of computing taxable income for AMT purposes, certain tax deductions and other beneficial allowances are modified or eliminated. In particular, even though a corporation might otherwise be entitled to offset all of its taxable income for regular tax purposes by available NOLs, only 90% of a corporation's taxable income for AMT purposes may be offset by available NOLs (as recomputed for AMT purposes), thus ensuring that companies may not totally eliminate all corporate tax liability on recognized income through the use of NOLs. Accordingly, in the case of the Debtor, even if NOLs are available, any income recognized will be taxable at an effective rate of at least 2% (i.e., 10% of the 20% AMT tax rate).

B. FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS OF SECURED NOTES AND HOLDERS OF EQUITY INTERESTS.

     THE SUMMARY BELOW ASSUMES THAT THE PLAN CONSTITUTES A TAX-FREE REORGANIZATION WITHIN THE MEANING OF SECTION 368(a)(1)(E) OF THE TAX CODE (I.E., A RECAPITALIZATION). EACH HOLDER IS URGED TO CONSULT HIS, HER OR ITS OWN TAX ADVISOR REGARDING THE STATUS OF HIS, HER OR ITS CLAIM.

     1. Holders of Equity Interests.

     Holders of Equity Interests who receive New Equity Interests in exchange for their Equity Interests will not recognize any gain or loss on the exchange. A holder's tax basis in such holder's Equity Interest will carryover to the New Equity Interest received. In addition, such holder's holding period in the New Equity Interest will generally include such holder's holding period in the exchanged Equity Interest.

     2. Holders of Secured Notes.

     a. Qualification of the Secured Notes and New Secured Notes as "Securities" for Federal Income Tax Purposes.

     The federal income tax consequences to holders of Secured Notes arising from the Plan may vary depending upon, among other things, the type of consideration received by the Creditor in exchange for its Allowed Claim, and whether the Secured Notes, and New Secured Notes, constitute "securities" for federal income tax purposes. The term "security" is not defined in the Tax Code or in Treasury regulations issued thereunder, and has not been clearly defined by court decisions. As such, generally, whether a debt instrument constitutes a "security" depends upon an overall evaluation of the debt, including its original maturity, the degree of participation and continuing interest in the business of the issuer, and the purpose of the issuance of the debt. Generally, corporate debt instruments with maturities when issued of less than five years are not considered "securities," and corporate debt instruments with maturities when issued of ten years or more are considered "securities." While the treatment of debt instruments, such as the Secured Notes and New Secured Notes, with maturities between five and ten years is uncertain, this summary assumes that for federal income tax purposes, (i) the Secured Notes are "securities," and (ii) the New Secured Notes will not be "securities."

     b. Income, Gain or Loss on Payment of Claims.

     If the Secured Notes are treated as "securities," the exchange of the Secured Notes for New Equity Interests will be treated as a tax-free exchange.

However, holders of the Secured Notes will recognize gain (but not loss), if any, equal to the fair market value of the New Secured Notes and the amount of cash received in the exchange. As a result, for federal income tax purposes:

     i. A holder of Secured Notes will not recognize gain or loss on the exchange of the Secured Notes solely for shares of the New Equity
          Interest (other than with respect to any shares of New Equity Interests which are allocable to interest accrued on such holder's Secured Notes during such holder's holding period ("Accrued Interest"));

     ii. A holder of Secured Notes will recognize gain (but not loss), if any, equal to the fair market value of the New Secured Notes and the amount of cash received pursuant to the Plan;

     iii. A holder of Secured Notes will recognize ordinary income to the extent any New Equity Interests are allocable to any Accrued Interest which was not previously included in such holder's taxable income; and

     iv. A holder of Secured Notes that acquired the Secured Notes at a "market discount" (i.e., at a price less than their adjusted issue price at the time of purchase) may be required to recognize income under the market discount rules (as discussed in "Accrued Market Discount" below).

     c. Basis in New Equity Interests and New Secured Notes.

     The aggregate tax basis of the New Equity Interests received by a holder of Secured Notes pursuant to the Plan will equal the aggregate tax basis of the Secured Notes exchanged decreased by the fair market value of the New Secured Notes and the amount of cash received, and increased by the amount of gain recognized by a holder of Secured Notes pursuant to the Plan. However, the aggregate tax basis of the New Equity Interests received which are attributable to Accrued Interest will be equal to the fair market value of such shares of New Equity Interests.

     The basis of the New Secured Notes received by a holder of Secured Notes pursuant to the Plan will equal the fair market value of the New Secured Notes.

     d. Holding Period in New Equity Interests and New Secured Notes.

     The holding period of the shares of New Equity Interests in the hands of a holder of Secured Notes will include the holding period of the Secured Notes exchanged therefore, except that the holding period of New Equity Interests attributable to Accrued Interest, if any, will generally begin the date after the date of issuance.

     The holding period of the New Secured Notes in the hands of a holder of Secured Notes will begin the day after the date of issuance.

     e. Accrued Market Discount

     A holder who acquired a Note subsequent to its original issuance with more than a "de minimus" amount of "market discount" will be subject to the market discount rules of the Tax Code. Under those rules, assuming that no election to include market discount in income on a current basis has been made by a holder of Secured Notes with respect to any market discount instrument, any gain recognized on the exchange of a Note would be characterized as ordinary income to the extent of the accrued market discount on such Note. Holders of Secured Notes that may have been acquired with market discount are urged to consult their own tax advisors.

     f. If the Secured Notes Do Not Qualify as "Securities."

     If the Secured Notes do not qualify as "securities," then the Plan would constitute a taxable exchange of the Secured Notes for the consideration received (i.e., the Cash, New Equity Interests and New Secured Notes), and in general (i) a holder would recognize gain or loss equal to the difference between the fair market value of the consideration received (Cash, New Equity Interests and New Secured Notes), except for any New Equity Interests attributable to Accrued Interest and Accrued Market Discount, and the adjusted tax basis of the Secured Notes, (ii) the tax basis of the New Equity Interests and New Secured Notes would be their fair market value and (iii) the holding period of the New Equity Interests and New Secured Notes in the hands of a holder of Secured Notes would begin the day after the date of issuance. Such gain or loss generally will be treated as capital gain or loss and will be long-term if the Secured Notes are capital assets in the hands of such holder and have been held for more than one year. However, any gain recognized will be treated as ordinary income to the extent of any Accrued Interest or Accrued Market Discount on the Secured Notes.

C. BACKUP WITHHOLDING AND INFORMATION REPORTING FOR U.S. HOLDERS OF SECURED NOTES AND HOLDERS OF EQUITY INTERESTS.

     Payors of interest, dividends, and certain other reportable payments generally are required to withhold 31% of such payments if the payee fails to furnish his or her correct taxpayer identification number (social security number or employer identification number) to the payor. Certain shareholders (including, among others, corporations) are generally exempt from back-up withholding and reporting requirements. The Disbursing Agent may be required to withhold a portion of any payments made to a holder of Secured Notes and a holder of Equity Interests which does not provide its taxpayer identification number. Accordingly, every holder of Secured Notes and holder of Equity Interests is urged to complete and return to the Disbursing Agent any relevant tax forms sent to such holder.

     Amounts paid as backup withholding do not constitute an additional tax and will be credited against such holder's federal income tax liabilities, so long as the required information is provided to the IRS.

D.   IMPORTANCE OF OBTAINING PROFESSIONAL TAX ASSISTANCE.

     THE FOREGOING IS INTENDED AS A SUMMARY ONLY, AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING WITH A TAX PROFESSIONAL. THE FEDERAL, STATE AND LOCAL INCOME AND OTHER TAX CONSEQUENCES OF THE PLAN ARE COMPLEX AND, IN SOME CASES, UNCERTAIN. SUCH CONSEQUENCES MAY ALSO VARY BASED ON THE PARTICULAR CIRCUMSTANCES OF EACH HOLDER OF SECURED NOTES AND HOLDER OF EQUITY INTERESTS. ACCORDINGLY, EACH HOLDER OF SECURED NOTES OR EQUITY INTERESTS IS STRONGLY URGED TO CONSULT WITH HIS, HER OR ITS OWN TAX ADVISOR REGARDING THE FEDERAL, STATE AND LOCAL INCOME AND OTHER TAX CONSEQUENCES OF THE PLAN.

IX.  REQUIREMENTS FOR CONFIRMATION OF THE PLAN

A.   SECTION 1129(A).

     At the Confirmation Hearing, the Bankruptcy Court will determine whether the requirements of section 1129(a) or (b) of the Bankruptcy Code have been satisfied, and if they are deemed satisfied the Bankruptcy Court will enter an order confirming the Plan. Section 1129(a) of the Bankruptcy Code requires, among other things, that the Plan be proposed in good faith and that the Plan comply with the applicable provisions of chapter 11. Section 1129(a) also requires that confirmation of the Plan be not likely to be followed by the need for further financial reorganization. The requirements are as follows:

     1. Classification of Claims and Interests.

     The Bankruptcy Code requires that a plan of reorganization place each creditor's claim and each equity holder's interest in a class with other claims and interests which are "substantially similar." The Debtor believes that the Plan meets the classification requirements of the Bankruptcy Code.

     2. Best Interests of Creditors.

     In order to confirm the Plan, the Bankruptcy Court must independently determine that the Plan is in the best interests of all Classes of Creditors and holders of Equity Interests impaired by the Plan. The "best interests" test requires that the Bankruptcy Court find under section 1129(a)(7) of the Bankruptcy Code that the plan provides, with respect to impaired classes of claims or equity interests, that each holder of an impaired claim or impaired equity interest either (i) has accepted the plan, or (ii) will receive or retain under the plan cash or property of a value, as of the effective date of the plan, that is not less than the value that such holder would receive or retain if the debtor were liquidated under chapter 7. The Bankruptcy Court will determine whether the distributions under the Plan to holders of Allowed Claims equal or exceed the value that would be allocated to such holders in a liquidation of the Debtors under chapter 7 (the "Best Interests Test").

     To estimate what members of each impaired Class of Creditors and holders of Equity Interests would receive if the Debtor were liquidated, the Bankruptcy Court must first determine the value of the consideration that would be generated from the Debtor's assets if the Reorganization Case were converted to a chapter 7 case under the Bankruptcy Code and the assets were liquidated by a trustee in bankruptcy (the "Liquidation Value"). The Liquidation Value would consist of the net proceeds from the disposition of the property of the Debtor.

     The Debtor believes that the most likely outcome of liquidation proceedings would be the rule of absolute priority of distributions. Under that rule, no junior creditor of a debtor receives any distribution until all senior creditors have been paid in full and no equity interest holder would receive any distribution until all creditors have been paid in full with interest.

     The  Debtor  believes  that  the  value  of the  recoveries  that  would be available to holders of Allowed Claims if this Reorganization Case were converted to a case under chapter 7 of the Bankruptcy Code is substantially less than the recoveries available under chapter 11 pursuant to the Plan. Accordingly, the value of the distributions under the Plan to Class 2 Creditors and Class 4 Equity Interest holders will be greater than the value of the distributions that such Creditors or Equity Interest holders would receive in a chapter 7 liquidation of the Debtor. Annexed hereto as Exhibit 4 is a liquidation analysis estimating what Creditors would receive in a chapter 7 liquidation of the Debtor.

     3. Feasibility of the Plan.

     The Bankruptcy Code requires that, in order to confirm the Plan, the Bankruptcy Court must find that confirmation of the Plan is not likely to be followed by liquidation or the need for further financial reorganization of the Debtor, unless such liquidation or reorganization is proposed in the Plan (the "Feasibility Test"). The Debtor believes and intends to prove at the Confirmation Hearing that the Reorganized Debtor will be capable of satisfying the payments required to the holders of the New Secured Notes and that the Exit Financing will enhance the Reorganized Debtor's future viability and value as a going concern.

     4. Directors of Reorganized Debtor.

     Pursuant to the Restructuring Agreement, the Board of Directors of the Reorganized Debtor will consist of seven directors. The holders of the New Secured Notes are entitled to nominate four directors who will be identified at or prior to the hearing on confirmation of the Plan. In addition, the other three directors will be Hermano Studart Lins de Albuquerque (currently the Debtor's Chief Executive Officer), Carlos Andre Studart Lins de Albuquerque (currently the Debtor's Chief Operating Officer), and another director to be designated by the Debtor's management at or prior to the hearing on confirmation of the Plan.

     5. Management of the Reorganized Debtor.

     Hermano Studart Lins de Albuquerque and Carlos Studart Lins de Alburquerque, both of whom are currently part of the Debtor's management team, will be employed by the Reorganized Debtor, pursuant to the employment agreements attached as Exhibit D to the Restructuring Agreement.

     6. Acceptance by Impaired Classes.

     Section 1129(a) of the Bankruptcy Code requires that each class of claims or interests that is impaired under a plan accept that plan (subject to the "cramdown" exception described below). A class of Claims under the Plan will have accepted the Plan if the Plan is accepted by more than fifty percent in number and at least two-thirds in amount of the holders of Allowed Claims in such class that actually vote on the Plan. A class of Equity Interests under the Plan will have accepted the Plan if the Plan is accepted by holders of Equity Interests that hold at least two-thirds in amount of the holders of Equity Interests that actually vote on the Plan. Holders of Claims or Equity Interests that fail to vote are not counted as either accepting or rejecting the Plan. A class that is not "impaired" under a plan is conclusively presumed to have accepted a plan. Solicitation of acceptances from that class is not required. A class which will not receive or retain any property or distributions under a plan, is deemed to have rejected the plan. Solicitation of acceptances from that class is not required.

B.   CRAM DOWN OF THE PLAN.

     The Bankruptcy Code contains provisions for confirmation of a plan even if the plan is not accepted by all impaired classes, as long as at least one impaired class of claims has accepted it. A plan may be confirmed under the cram down provisions if, in addition to satisfying the other requirements of section 1129 of the Bankruptcy Code, it (i) "does not discriminate unfairly," and (ii) is "fair and equitable" with respect to each class of Claims or Equity Interests that is impaired under, and has not accepted, the plan. As used by the Bankruptcy Code, the phrases "discriminate unfairly" and "fair and equitable" have narrow and specific meanings unique to bankruptcy law.

     The requirement that a plan not "discriminate unfairly" means that a dissenting class must be treated equally with respect to other classes whose legal rights are related to the legal rights of the non-accepting class and that no class receives more than it is legally entitled to receive for its claims. The Debtor believes that the Plan does not "discriminate unfairly" with respect to any class of Claims or Equity Interests because no class is afforded treatment which is disproportionate to the treatment afforded other classes of equal rank and no class receives more than it is legally entitled to.

     The "fair and equitable" standard, also known as the "absolute priority rule," has a different meaning for Secured Claims, Unsecured Claims and Equity Interests.

     Secured Creditors. Either (i) each impaired secured creditor retains its liens securing its secured claim and it receives on account of its secured claim deferred cash payments having a present value equal to the amount of its allowed secured claim, (ii) each impaired secured creditor realizes the indubitable equivalent of its allowed secured claim, or (iii) the property securing the claim is sold free and clear of liens, with such liens to attach to the proceeds and the treatment of such liens on proceeds is as provided in clause (i) or (ii) of this subparagraph.

     Unsecured Creditors. Either (i) each impaired unsecured creditor receives or retains under the plan property of a value equal to the amount of its allowed claim or (ii) the holders of claims and interests that are junior to the claims of the dissenting class will not receive any property under the plan of reorganization, subject to the applicability of the judicial doctrine of contributing new value.

     Holders of Equity Interests. Either (i) each equity interest holder will receive or retain under the plan of reorganization property of a value equal to the greater of (a) the fixed liquidation preference or redemption price, if any, of such stock or (b) the value of the stock or (ii) the holders of interests that are junior to the stock will not receive any property under the plan of reorganization, subject to the applicability of the judicial doctrine of contributing new value.

     The Debtor believes that the Plan may be confirmed under section 1129(b) of the Bankruptcy Code.

C.   RISK FACTORS.

     There are a number risk factors which could materially impact the Debtor's ability to confirm the Plan or to implement the Plan as well as the timing of Creditor distributions under the Plan. Each Creditor entitled to vote on the Plan should carefully consider the risk factors enumerated or referred to below, as well as all of the information contained in this Disclosure Statement, including the exhibits hereto, in determining whether to accept or reject the Plan.

     1. Risk of Non-Confirmation of the Plan.

     Although the Debtor believes that the Plan will satisfy all of the requirements necessary for confirmation by the Bankruptcy Court, there can be no assurance that the Bankruptcy Court will reach the same conclusion. There can be no assurance that modifications to the Plan will not be required for confirmation or that such modifications would not necessitate the resolicitation of votes.

     2. The New Secured Notes and New Equity Interests.

     If the Bankruptcy Court were to determine that the Reorganized Debtor is not a successor or an affiliate who is participating in a plan of reorganization with the Debtor, the New Secured Notes and New Equity Interests would not be exempt from registration with the SEC under section 1145 of the Bankruptcy Code. The failure of the New Secured Notes and New Equity Interests to qualify for an exemption from registration under section 1145 means that, in order for (a) the New Secured Notes and New Equity Interests to be distributed to the holders of Allowed Senior Secured Claims, and (b) New Equity Interests to be distributed to holders of Equity Interests and to be freely transferable, the New Secured Notes and New Equity Interests would have to be registered with the SEC. Such a registration would delay the receipt of the New Secured Notes and New Equity Interests by holders of Allowed Class 2 Claims and Class 4 Equity Interests, respectively, may reduce the amount of Cash available for distribution to Creditors under the Plan by the cost of such registration, and may otherwise affect the feasibility of the Plan. Alternatively, the Debtor might seek to modify the Plan.

     3. Liquidity.

     There currently is no existing market for the New Secured Notes and New Equity Interests and there can be no assurance that an active trading market will develop or as to the degree of price volatility in any such particular market. Accordingly, no assurance can be given that a holder of New Secured Notes and New Equity Interests will be able to sell such securities in the future or as to the price at which such sale may occur. If such market were to exist, the liquidity of the market for such New Secured Notes and New Equity Interests and the prices at which such securities will trade will depend upon many factors.

     4. Section 1146(c) Transfer Tax Exemption.

     The Debtor believes that all of the transfers to be effectuated under the Plan will be exempt from transfer taxes, and any stamp or similar tax, pursuant to section 1146(c) of the Bankruptcy Code. Section 1146(c) provides that "the issuance, transfer, or exchange of a security, or the making or delivery of an instrument of transfer under a plan confirmed under section 1129 of this title, may not be taxed under any law imposing a stamp tax or similar tax."

     5. Brazilian Government Approval.

     Agencia Nacional de Telecomunicacoes ("ANATEL"), the Brazilian government agency which regulates telecommunication services in Brazil, has jurisdiction to approve the transfer of control of the multi-channel distribution systems licenses held by ITSA and the Subsidiaries. Since implementing the Plan will result in a redistribution of the equity ownership of ITSA's parent, the Debtor intends to have ITSA and the Subsidiaries seek ANATEL's approval of the structure contemplated by the Plan. While the Debtor believes such approval by ANATEL is likely to be obtained within a reasonable time, there is no assurance that ANATEL will approve such redistribution of equity or that ANATEL will render its decision within a reasonable time.

     In addition, the Central Bank must approve the restructuring contemplated by the Plan. In the process of reviewing the proposed restructuring, the Central Bank may examine the original approvals granted when the Secured Notes were issued and there is a risk that the Central Bank may impose a Central Bank Fee, which may include charges or additional taxes with respect to the original transaction relating to the Secured Notes. There is no assurance that approval of the restructuring will be given or as to whether any charges or taxes may be imposed Moreover, charges or taxes imposed by the Central Bank may result in the Plan not being feasible, inasmuch as the Plan provides that the aggregate principal amount of the New Secured Notes will be increased by an amount equal to the amount of the Central Bank Fee.

D.   ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN.

     The Debtor believes that the reorganization contemplated by the Plan provides the highest and most expeditious recovery to holders of Allowed Claims.

However, if the Plan is not confirmed by the Bankruptcy Court and consummated, the alternatives to the Plan include an alternative plan of reorganization and the liquidation of the Debtor under chapter 7 of the Bankruptcy Code.

     The Debtor believes that the Plan provides all Classes of Claims and Equity Interests with the potential for the greatest realization on the Debtor's assets and, therefore, is in the best interests of Creditors and Equity Interest holders. If the Plan is not confirmed, however, the Reorganization Case could continue, alternative plans of reorganization could be proposed and/or confirmed, the Debtor's estate could be liquidated under chapter 7 of the Bankruptcy Code or the Reorganization Case could be dismissed. All of the alternatives discussed herein may be further limited by the terms of the Restructuring Agreement.

     1. Continuation of the Reorganization Case.

     If the Debtor remains in chapter 11, it may be able to continue for an unspecified period of time to operate its business as debtor in possession, but it would remain subject to the restrictions imposed by the Bankruptcy Code and to the operating and financial constraints associated with bankruptcy cases, and would incur continuing significant Administrative Expenses associated with such case.

     2. Alternative Plans of Reorganization.

     If the Plan is not confirmed, the Debtor or any other party in interest could attempt to formulate, propose and solicit acceptances to a different plan or plans of reorganization. Such plans might involve a reorganization and continuation of the Debtor's businesses or a liquidation of its assets. If the Plan is not confirmed and one or more alternative plans of reorganization for the Debtor are proposed, there exists a substantial risk that recoveries to holders of Allowed Claims will be significantly delayed. Such delays will reduce the value of recoveries to Creditors when compared to the recoveries contemplated by the Plan.

     3. Liquidation Under Chapter 7.

     If the Plan is not confirmed, it is possible that the Reorganization Case may be converted to a case under chapter 7, pursuant to which a trustee would be elected or appointed to liquidate the assets of the Debtor for distribution to Creditors in accordance with the priorities established and recognized by the Bankruptcy Code. The Debtor believes that liquidation under chapter 7 would result in substantially smaller distributions being made to holders of Allowed Claims than those provided for in the Plan because of the increased fees and expenses associated with a liquidation under chapter 7. Moreover, the Debtor believes that holders of Equity Interests would receive no distribution in a chapter 7 liquidation and their Equity Interests would be extinguished.

X.   CONCLUSION

     The Debtor believes that, as compared to any alternative plan of reorganization or liquidation, the Plan has the greatest chance to be confirmed and consummated and provides the greatest and most expeditious return to holders of Claims and Equity Interests.

     The Debtor believes that the Plan is in the best interests of all holders of Claims and Equity Interests and urges all such holders who are entitled to vote on the Plan to vote to accept the Plan.

Dated:  February 29, 2000
                                   Respectfully submitted,

                                   TV FILME, INC.

                                   By: s/ Hermano Albuquerque
                                       ----------------------
                                       Name: Hermano Albuquerque
                                       Title:  President and CEO

                                    EXHIBIT 1

                             PLAN OF REORGANIZATION

                                    EXHIBIT 2

                                    FORM 10K

                                    EXHIBIT 3

                                    FORM 10Q

                                    EXHIBIT 4

                              LIQUIDATION ANALYSIS